Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Magellan Health, Inc.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road, Suite 4400
Scottsdale, Arizona 85251
MagellanHealth.com

April 12, 2017

Dear Shareholder:

        You are cordially invited to attend the 2017 annual meeting of shareholders of Magellan Health, Inc., to be held on Wednesday, May 24, 2017 at 7:30 a.m., local time, at Magellan Offices, G-2 Auditorium Level, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251.

        This year, four (4) directors are nominated for election to our board of directors. At the meeting, shareholders will be asked to: (i) elect four (4) directors to serve until our 2020 annual meeting; (ii) approve, in an advisory vote, the compensation of our named executive officers; (iii) approve our amended and restated certificate of incorporation to declassify our board of directors and to delete obsolete provisions; (iv) ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2017; and (v) transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The accompanying proxy statement provides a detailed description of these proposals. We urge you to read the accompanying materials so that you may be informed about the business to be addressed at the annual meeting.

        It is important that your shares be represented at the annual meeting. Accordingly, we ask you, whether or not you plan to attend the annual meeting, to complete, sign and date the enclosed proxy card and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the meeting, you may vote in person, even if you have previously mailed-in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to obtain a proxy form from the institution that holds your shares reflecting your stock ownership as of the record date, to be able to vote by ballot at the meeting.

We look forward to seeing you at the meeting.

IF YOU PLAN TO ATTEND THE MEETING:

        Registration and seating will begin at 7:00 a.m. Shareholders and their guests will be asked to sign-in and may be asked to present a valid picture identification. Shareholders holding stock in street name will need to obtain a proxy form from their broker or other institution that holds their shares to evidence their stock ownership as of the record date.

Sincerely,

Barry M. Smith Chairman and Chief Executive Office

MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road
Suite 4400
Scottsdale, AZ 85251
MagellanHealth.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE:	7:30 a.m., local time, on Wednesday, May 24, 2017
PLACE:	Magellan Offices, G-2 Auditorium Level, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251.
PURPOSE:	(1)	To elect four (4) members of the board of directors to serve until our 2020 annual meeting;
	(2)	To approve, in an advisory vote, the compensation of our named executive officers;
	(3)	To approve our amended and restated certificate of incorporation to declassify our board and to delete obsolete provisions;
	(4)	To ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2017; and
	(5)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
RECORD DATE:	You can vote if you are a shareholder of record at the close of business on March 31, 2017.
PROXY VOTING:
It is important that you vote your shares. You can vote your shares by completing and returning the proxy card sent to you, or by following the online voting instructions. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 24, 2017: Our proxy statement and form of proxy are enclosed along with our 2016 Annual Report to Shareholders. These materials are also available on our website at ir.MagellanHealth.com/financials.cfm.

Daniel N. Gregoire Secretary
Scottsdale, Arizona April 12, 2017

i

Executive Officers of the Company	54
Employment Contracts and Termination of Employment and Change of Control Payments	54
Estimated Benefits Upon Various Termination Scenarios	60
Report of Audit Committee	62
PROPOSAL NUMBER TWO—ADVISORY VOTE ON EXECUTIVE COMPENSATION	64
PROPOSAL NUMBER THREE—APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND TO DELETE CERTAIN OBSOLETE PROVISIONS	67
PROPOSAL NUMBER FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR	68
Audit, Audit-Related, Tax and Other Fees	68
ADDITIONAL INFORMATION	69
Shareholder Proposals	69
Solicitation	69
OTHER MATTERS	69
REQUESTS FOR MORE INFORMATION	70
APPENDIX A—SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION	A-1

ii

MAGELLAN HEALTH, INC.
4800 N. Scottsdale Road, Suite 4400
Scottsdale, Arizona 85251

PROXY STATEMENT FOR ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD MAY 24, 2017

INTRODUCTION

        This proxy statement is being furnished to shareholders of Magellan Health, Inc., a Delaware corporation (the "company" or "we" or "us"), in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held on Wednesday, May 24, 2017, at 7:30 a.m., local time, at Magellan Offices, G-2 Auditorium Level, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251, and any adjournment or postponement thereof. This proxy statement is dated April 12, 2017, and is first being mailed to shareholders along with the related form of proxy on or about April 12, 2017.

ABOUT THE MEETING

What is the purpose of the annual meeting?

        At the annual meeting, shareholders will be asked to consider and vote upon four proposals: (i) to elect four (4) directors to serve until the 2020 annual meeting ("Proposal Number One"); (ii) to approve, in an advisory vote, the compensation of our named executive officers ("Proposal Number Two"); (iii) to approve our amended and restated certificate of incorporation to declassify our board of directors and to delete obsolete provisions ("Proposal Number Three"); and (iv) to ratify the appointment of Ernst & Young LLP as our independent auditor for the fiscal year 2017 ("Proposal Number Four"). In addition, management will respond to your questions.

Who is entitled to vote at the meeting?

        Only shareholders of record at the close of business on March 31, 2017, the date our board of directors has fixed as the record date for determining holders of outstanding shares of our Common Stock, par value $.01 per share ("shares" or "common stock"), who are entitled to notice of and to vote at the annual meeting, are entitled to vote at the meeting.

What constitutes a quorum and why is one required?

        The presence at the meeting, in person or by proxy, of shareholders representing a majority of the votes which all shareholders are entitled to cast on the election of directors or any other matter on the record date, will constitute a quorum. A quorum is the minimum number of shares required by law to be present or represented by proxy at the annual meeting for any action to be taken at the annual meeting. As of March 31, 2017, the approximate number of holders of record of our common stock was 246 and 23,717,121 shares of our common stock were issued and outstanding. The presence, in person or by proxy, of the holders of common stock representing at least 11,858,561 votes is required to establish a quorum.

        Under our by-laws, proxies that withhold authority in the vote on directors or abstain on other matters and broker non-votes are counted for purposes of determining the number of shares represented at the meeting. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner of the shares, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Under stock exchange rules and rules of the U.S. Securities and Exchange Commission (the "SEC"), brokerage firms holding shares on behalf of their clients do not have the authority to vote on discretionary matters, including Proposals Number One, Two and Three.

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the meeting.

How do I vote?

        If you are a registered shareholder on the record date and complete and properly sign and return the accompanying proxy card in time for the meeting, it will be voted as you direct. If you are a registered shareholder on the record date and attend the meeting, you may vote in person. You may also vote online by accessing voteproxy.com and following the on-screen instructions, using the information and control number set forth on your proxy card. You may vote online at any time prior to 11:59 p.m. EST on the day before the meeting.

        If your shares are held on the record date by a broker (held "in street name") and you wish to vote at the meeting in person or by proxy, you must obtain and follow directions from your broker as to how to have your shares voted or obtain a proxy form from your broker to evidence your ownership and voting rights. In all cases, your votes will be counted by tellers of our transfer agent. These tellers will canvass the shareholders present at the annual meeting, count their votes and count the votes represented by proxies presented.

        Unless your proxy specifies otherwise, proxies will be voted (a) FOR the election of the nominated directors in Proposal Number One; (b) FOR approval of the compensation of our named executive officers in Proposal Number Two; (c) FOR approval of our amended and restated certificate of incorporation to declassify our board of directors and to delete obsolete provisions in Proposal Number Three; (d) FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year 2017 in Proposal Number Four. We expect that our current executive officers and members of our board of directors will vote their shares (representing approximately 5.0% of the shares of common stock issued and outstanding as of March 31, 2017, as calculated according to SEC rules) in favor of election of the nominee directors in Proposal Number One, in favor of approval of our executive compensation in Proposal Number Two, in favor of approval of our amended and restated certificate of incorporation to declassify our board of directors and to delete obsolete provisions in Proposal Number Three, and in favor of ratification of our auditors for the fiscal year 2017 in Proposal Number Four, as presented in this proxy statement.

Can I change my vote?

        Any shareholder who has given a proxy has the power to revoke that proxy at any time before it is voted by either: (i) filing a written revocation of the proxy or filing a duly executed proxy bearing a later date, by mail or other delivery method and received before the annual meeting, with Daniel N. Gregoire, our Secretary, at Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251; or (ii) appearing at the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the annual meeting will be by ballot.

How do I obtain a separate set of proxy materials if I share an address with other shareholders?

        To reduce expenses, in some cases we are delivering one set of proxy materials to certain shareholders who share an address, unless otherwise requested. A single proxy card is included in the proxy materials for each of these shareholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, you may contact our Investor Relations Department at the addresses listed on page 19.

What vote is required to approve each proposal?

        You have the right to vote "FOR" or "WITHHOLD AUTHORITY" for each director nominee and "FOR" or "AGAINST" each other proposal, or to "ABSTAIN" from voting. The following table summarizes the vote required for approval regarding the director elections and each other proposal, as well as the board's voting recommendation:

Proposal Number	Proposal	Board Recommendation	Affirmative Vote Required for Approval	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes	Effect of Abstentions
1	Elect as directors the four nominees to serve until the 2020 annual meeting	FOR each Nominee	Majority of votes cast(1)	No	None(2)	None(2)
2	Cast an advisory vote to approve our executive compensation	FOR	Majority of votes present and entitled to vote	No	None(3)	Against(4)
3	Approve our amended and restated certificate of incorporation to declassify our board of directors and to delete obsolete provisions	FOR	Majority of outstanding stock entitled to vote	No	None(3)	Against(4)
4	Ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2017	FOR	Majority of votes present and entitled to vote	Yes	None(3)	Against(4)

(1)
Under applicable law, the affirmative vote of a plurality of the votes of shares that are present in person or represented by proxy at the annual meeting and entitled to vote in the election of directors is required to elect the directors. However, the company's board has adopted a majority voting policy for directors. Under this policy, in an uncontested election, if a director nominee receives a greater number of votes to WITHHOLD AUTHORITY compared to votes FOR the director, then the nominee must tender his or her resignation. The board will then either accept or reject the resignation. See the question below entitled, "Broker Non-Votes, Withholding Authority and Abstentions."

(2)
In the vote on the election of directors, abstentions and unvoted shares (including broker non-votes) will not be taken into account. See the question below entitled, "Broker Non-Votes, Withholding Authority and Abstentions."

(3)
Broker non-votes are not considered to be shares entitled to vote on the matter.

(4)
Abstentions are considered to be shares entitled to vote on the matter. As a result, abstentions will have the same effect as votes against the proposal. See the question below entitled, "Broker Non-Votes, Withholding Authority and Abstentions."

Broker Non-Votes, Withholding Authority and Abstentions

        Stock exchange and SEC rules govern how shares held in brokerage accounts are voted on several types of matters. If you hold shares through a brokerage firm and you do not direct the broker on how to vote your shares on Proposal Number One (election of directors), Proposal Number Two (compensation of named executive officers), Proposal Number Three (approval of board declassification), your brokerage firm cannot vote them for you and as a result, your shares will remain unvoted. Therefore, it is very important that you direct the vote of your shares on all items, including the election of directors, by filling out and returning a proxy card. Such broker non-votes are not considered to be entitled to vote, so they will not be counted either for or against those proposals.

        Whether you hold your shares through a broker or registered in your own name or in any other manner, a properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to that nominee, and will have no effect on the determination whether that nominee received a plurality of the votes. It will, however, have the effect of a vote against the director under our majority voting policy for directors.

        A proposal on which the shareholder abstains from voting will have the same effect as a vote against that proposal, as the shares are considered to be entitled to vote but will not count toward the majority vote needed to approve the proposal.

        We will post the results of the voting on our website at MagellanHealth.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 24, 2017

        Under the rules of the SEC, we have chosen to deliver proxy materials to shareholders under the "full set delivery option," i.e. by providing paper copies of the company's full proxy statement and form of proxy. These materials are also available on our website at ir.MagellanHealth.com/financials.cfm.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Who are the largest owners of your stock?

        The following table sets forth certain information as of March 31, 2017 (except as otherwise noted) with respect to any person known by the company to be the beneficial owner of more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,797,570	11.8
The Vanguard Group, Inc.(3) 100 Vanguard Boulevard Malvern, PA 19355	2,020,173	8.5
Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	1,952,543	8.2

(1)
The information regarding the beneficial ownership of common stock by each named entity is included in reliance on its reports filed with the SEC, except that the percentage of common stock beneficially owned is based upon the company's calculations made in reliance upon the number of shares reported to be beneficially owned by such entity in such report and on 23,717,121 shares of common stock issued and outstanding as of 3/31/17.

(2)
Based on information set forth in Amendment No. 9 to Schedule 13G filed on 01/12/17. BlackRock, Inc. is the parent holding company of the following investment adviser subsidiaries which exercise investment control over accounts that hold company shares: BlackRock Fund Advisors, BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Canada Limited, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management (Australia) Limited, BlackRock Japan Co Ltd and BlackRock Life Limited. The above figure represents sole dispositive power; BlackRock, Inc. also holds sole voting power over 2,704,593 shares.

(3)
Based on information set forth in Amendment No. 6 to Schedule 13G filed on 02/10/17. The Vanguard Group, Inc. is the investment manager of collective trust accounts which hold company shares. Includes shares held by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., each a wholly-owned subsidiary. The above figure includes 1,977,403 shares over which Vanguard holds sole disposition power and 41,414 shares over which Vanguard holds sole voting power.

(4)
Based on information set forth in Amendment No. 1 to Schedule 13G filed on 02/09/17. Dimensional Fund Advisors LP is an investment adviser which advises various registered investment companies and certain other commingled funds, group trusts and separate accounts which beneficially own the above shares. The above figure represents sole dispositive power. Dimensional Fund Advisors LP holds sole voting power over 1,910,059 shares.

How much stock do your executive officers and directors own?

        The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2017 (except as otherwise noted) by: (i) each director and nominee for director; each of the executive officers named in the Summary Compensation Table; and (iii) all directors and executive officers (including those listed under "Executive Officers" below) as a group.

Name of Beneficial Owner	Amount and Nature of Beneficiary Ownership(1)(2)	Percent of Class(3)
John O. Agwunobi, M.D.	5,445	*
Eran Broshy	7,960	*
Michael S. Diament	38,556	*
Perry G. Fine, M.D.	6,634	*
Kay Coles James	6,172	*
G. Scott MacKenzie	1,610	*
William J. McBride	38,556	*
Mary F. Sammons	13,810	*
Barry M. Smith	520,535	2.1
Jonathan N. Rubin	117,338	*
Sam K. Srivastava	157,977	*
Mostafa Kamal	30,721	*
Daniel N. Gregoire	182,510	*
All directors and executive officers as a group (14 persons)(4)	1,228,841	5.0

*
Less than 1.0% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Includes as beneficially owned stock options held by such individuals which are exercisable or vest within 60 days of 3/31/17, in accordance with SEC Rule 13d-3(d)(1). The above ownership figures include the following stock options:

Name of Option Holder	Options Held
John O. Agwunobi, M.D.	—
Eran Broshy	—
Michael S. Diament	6,264
Perry G. Fine, M.D.	—
Kay Coles James	—
G. Scott MacKenzie	—
William J. McBride	6,264
Mary F. Sammons	—
Barry M. Smith	497,976
Jonathan N. Rubin	92,127
Sam K. Srivastava	156,684
Mostafa Kamal	30,426
Daniel N. Gregoire	171,050
All directors and executive officers as a group	1,044,776
(3)
The percentage of common stock beneficially owned is based upon 23,717,121 shares of common stock issued and outstanding as of the above date.

(4)
The group of executive officers also includes Caskie Lewis-Clapper. See "Executive Officers."

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC. Executive officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) reports that they file.

        Based on our review of the copies of such reports, or written representations from certain reporting persons that no reports on Form 3, 4 or 5 were required for those persons, we believe that all reports required by Section 16(a) to be filed by our current executive officers, directors and greater than 10% shareholders during 2016 were filed on a timely basis.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Highlights

        We are committed to meeting high standards of corporate governance, business conduct and ethical behavior in operating our business. To this end, we have adopted the following practices:

  •
  Director Independence—All of our directors, other than Mr. Smith, our CEO, are independent.

  •
  Lead Director—Because our Chairman is also our CEO, we have appointed a lead director who leads our independent outside directors.

  •
  Nominating/Corporate Governance Committee—We have formed a committee of our board of directors to review and implement corporate governance policies and practices.

  •
  Majority Voting Policy—We have adopted a policy which requires any director who does not obtain a majority vote of the shareholders to submit his or her resignation for consideration by our Nominating/Corporate Governance Committee.

  •
  Stock Ownership Guidelines—Our directors are required to maintain a share ownership position equal to at least five times their annual retainer. Our executive officers are also required to maintain specified share ownership levels, including five times his base salary for our CEO.

  •
  Independent Compensation Consultant—We annually consult with an independent consultant to provide us with comparable company and other compensation information supporting our executive compensation decisions.

  •
  Clawback Policy—We have adopted a clawback compensation recovery policy which applies in the event of a material financial restatement, and our incentive compensation plans include forfeiture and clawback provisions for conduct injurious to the company.

  •
  Absence of Rights Plan—We do not have a shareholder rights plan, commonly known as a "poison pill."

  •
  Ethics Codes—We have adopted codes of ethics for our directors and for our senior executive officers and a code of conduct which covers all of our employees.

  •
  Anti-Hedging and Pledging Policy—Our equity plans and our stock trading policy prohibit recipients of equity awards from engaging in hedging transaction or from pledging equity securities as collateral for a loan.

  •
  Double-Trigger Change of Control Benefits—Our change of control payments to our executives are payable only if they are terminated without cause or terminate their employment for good reason in connection with a change of control, commonly known as a "double-trigger" arrangement.

  •
  Board Declassification Proposal—We are seeking shareholder approval for a proposal to declassify our board and make all directors subject to annual election after they finish serving their current terms of office.

General

        The business and affairs of the company are managed under the direction of the board of directors. The size of the board is currently fixed at nine (9) directors, divided into three groups serving for staggered three-year terms. Under Proposal Number Three, the company's shareholders are being asked to approve an amendment to the certificate of incorporation, which will take effect following the meeting, which will declassify the directors and make each of the directors subject to annual election after they finish serving their current terms of office, and to delete certain obsolete provisions. This proposal is intended to increase the accountability of the directors to the shareholders.

        Several provisions of the company's by-laws and the policies adopted by the board are designed to promote effective and independent governance of the company. Under the by-laws, the board is required to present to the shareholders nominees for election as director and to take other corporate actions to cause the composition of the board, and in particular its Audit and Management Compensation Committees, to meet all applicable independence requirements. As described under "Director Independence" below, the listing standards of the NASDAQ Global Market ("NASDAQ") require the company's board to be comprised of a majority of independent directors. Additional independence requirements under NASDAQ and SEC rules apply to the composition of the Audit and Management Compensation Committees. Our board also has a Nominating/Corporate Governance Committee to identify and recommend individuals to the board for nomination as members of the board and to review corporate governance principles which apply to the company. Our chairman of the board, Mr. Smith, currently also serves as our chief executive officer. Because our chairman of the board is not considered independent under applicable rules, our by-laws provide for the designation of a lead director to fulfill various leadership functions on behalf of the non-employee directors for which the chairman of the board otherwise would be responsible. Due to Mr. Smith's service as our chief executive officer, he is not considered independent for these purposes, and the lead director provisions of our by-laws are applicable, as described below. The board has also adopted corporate governance guidelines which address several issues with how the board functions; these guidelines are posted on the Corporate Governance section of our website at MagellanHealth.com.

        The board believes that combining the chairman and chief executive officer roles in Mr. Smith promotes strong and effective corporate governance. At the same time, the company's strong lead director role provides an effective means for the independent directors to exercise appropriate independent oversight of management. See "Lead Director" below.

Lead Director

        Mr. McBride currently serves as the lead director of the board of directors. In that role, Mr. McBride chairs the executive sessions of our independent outside (non-management) directors and communicates regularly with Mr. Smith regarding major corporate strategies and policies. As part of all regularly-scheduled meetings of the board, the outside directors meet in executive session, with Mr. McBride chairing the meeting, to discuss pending board matters. At present, all of the directors except Mr. Smith are independent outside directors.

        In addition, Mr. McBride has been designated the lead director for purposes of receiving communications from interested parties and from shareholders. You may express your concerns to the independent directors by contacting the lead director through the communication channels set forth in the section entitled "Communications with Directors and Management" below.

Management of Risk

        The board believes that risk management oversight forms an integral part of formulating and carrying out its business strategy and plans for the company. Several risk management functions are assigned in the first instance to the Audit Committee, which oversees the company's internal audit function, the engagement of independent auditors, the design and results of the annual independent audit, the assessment of internal financial and other controls, and the risk management function of the company's legal and compliance staffs. However, the full board regularly considers risk management issues during its normal decision-making processes. In addition, the Management Compensation Committee considers the risks arising out of the company's compensation policies and practices.

        The Audit Committee oversees an enterprise-wide risk management process which is coordinated by the company's internal auditors and includes the identification and evaluation of risks through interviews with key members of management. The Audit Committee is charged under its charter with reviewing the effectiveness of the company's processes for assessing and managing significant risks and reviewing the steps that management has taken to minimize those risks. It considers and reviews with management, the company's independent auditors and the head of the company's internal audit function, the effectiveness of or weaknesses in the company's internal controls, including information systems and security, the overall control environment and accounting and financial controls. It reviews, with the head of the company's internal audit function (independent of other members of senior management) and the independent auditors, the coordination of their audit efforts to assure completeness of coverage of key business controls and risk areas, reduction of redundant efforts and the effective use of audit resources. The Audit Committee also regularly reviews risk management matters with the company's general counsel.

Committees of the Board of Directors

        The board of directors has established an Audit Committee, a Management Compensation Committee and a Nominating/Corporate Governance Committee, each of which is comprised solely of independent directors. Each committee operates under a charter which is available in the Corporate Governance section of our website at MagellanHealth.com.

        The following shows the membership of our committees:

	Audit	Management Compensation	Nominating/ Corporate Governance
John O. Agwunobi, M.D	M#
Eran Broshy			C
Michael S. Diament	C*#	M
Perry G. Fine, M.D			M
Kay Coles James		M
G. Scott MacKenzie	M#
William J. McBride			M
Mary F. Sammons		C
Barry M. Smith
No. of Meetings in 2016†	5	5	3

C
Chairperson

M
Member

*
Audit Committee financial expert, under SEC rules, and has financial sophistication under NASDAQ listing standards

#
All members of the Audit Committee are financially literate.

†
All of the incumbent directors attended at least 75% of the aggregate number of meetings of the full board and the committees during 2016. All of the incumbent directors attended the 2016 annual meeting. The full board of directors held 14 meetings in 2016.

        Audit Committee.    The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is provided to our shareholders, our periodic financial reports filed with the SEC, our system of internal controls, and the audit process. The Audit Committee has a written charter adopted by the board of directors which is available on our website at MagellanHealth.com. The Audit Committee has the power to conduct or authorize investigations into any matter within the scope of its responsibilities and has unrestricted access to management, the company's internal audit staff and current and former independent auditors and attorneys. The Audit Committee is responsible for selecting and engaging the independent auditors and the head of the company's internal audit functions, reviewing the scope and approach of the annual audit with the independent auditors, and pre-approving any audit and non-audit services to be performed by the independent auditors. The Audit Committee is also required to review and approve the company's "whistle blower" policies and procedures for employees to report fraud, accounting irregularities or other wrongdoing. It is authorized to retain independent counsel, accountants and others to assist it at the company's expense.

        The members of the Audit Committee are appointed annually by the board, and the Audit Committee must be composed of at least three directors, one of whom is appointed chairperson. The committee is required to meet at least five times per year, or more frequently as circumstances dictate.

        Management Compensation Committee.    The Management Compensation Committee is responsible for overseeing our management compensation philosophies, policies, programs and practices. It has a written charter adopted by the board of directors which is available in the Corporate Governance section of our website at MagellanHealth.com. The committee establishes our general compensation philosophy and oversees the development and implementation of compensation programs. It also reviews and approves the means used for applying corporate goals and setting performance objectives to be used in determining the compensation of our chief executive officer, other executive officers and other members of senior management. The committee also reviews and approves the compensation of the chief executive officer and the other executive officers designated in this proxy statement as Named Executive Officers.

        Nominating/Corporate Governance Committee.    The Nominating/Corporate Governance Committee oversees the company's ongoing efforts to ensure high standards of corporate governance, reviews and makes recommendations to the board concerning governance issues, and identifies and recommends individuals to the board for nomination as members of the board and its committees. In nominating candidates, the committee takes into consideration the factors that it deems appropriate, including those described in the Nominating/Corporate Governance Committee Charter, which is available in the Corporate Governance section of our website at MagellanHealth.com. As provided in the company's by-laws, candidates for election to the board may also be nominated by shareholders who meet certain requirements. The process which the Nominating/Corporate Governance Committee follows in selecting nominees is described under "Process for Selecting Nominees to the Board" below.

        The Nominating/Corporate Governance Committee is also responsible for considering whether to accept the resignation of any director whose election or reelection does not receive a majority vote under our majority voting policy for directors. See "Majority Voting Policy" below.

Director's Compensation

        The following table sets forth, for the year ended December 31, 2016, the compensation paid by the company to its non-executive directors. The company does not pay any compensation in their capacity as directors to any directors who are also executive officers of the company. During 2016, Mr. Smith served as an executive officer and director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
	($)	($)	($)
John O. Agwunobi, M.D.	95,000	150,001	245,001
Eran Broshy	117,500	150,001	267,501
Michael S. Diament	125,000	150,001	275,001
Perry G. Fine, M.D.	90,000	150,001	240,001
Kay Coles James	90,000	150,001	240,001
G. Scott MacKenzie	39,241	81,370	120,611
William J. McBride	120,000	150,001	270,001
Mary F. Sammons	110,000	150,001	260,001

(1)
The amounts shown in this column represent the grant date fair values of restricted share awards calculated in accordance with FASB ASC Topic 718 on the basis of the number of shares awarded (2,295 for each of the directors other than Mr. MacKenzie and 1,610 for Mr. MacKenzie) multiplied by the closing price of the company's stock on the day of the award, 5/18/16 ($65.36), for each director other than Mr. MacKenzie, and 11/2/16 ($50.54) for Mr. MacKenzie. These figures differ from the $150,000 values of stock awards contemplated by company policy due to rounding to the nearest whole share. Each of these restricted shares remained held by each director as of December 31, 2016.

        Annual Board Fees.    For their services to the company in 2016, the individuals who served as members of the board of directors during the year received the fees listed below. No compensation was paid to those members who also served as employees of the company:

Type of Fee	Committee	2016 Fee
		($)
Annual Retainer—all non-employee directors	N/A	80,000
Committee Chair	Audit	35,000
	Management Compensation	30,000
	Nominating/Corporate Governance	30,000
Committee Member	Audit	15,000
	Management Compensation	10,000
	Nominating/Corporate Governance	10,000
Lead Director	N/A	30,000

        Equity Compensation.    For their services in 2016, independent directors serving as of the date of the 2016 annual meeting received awards of restricted shares under the 2016 Management Incentive Plan ("2016 MIP") with an aggregate fair market value at that time equal to $150,000, as measured by the closing price of the company's stock on that date. Directors whose service commences after the date of an annual meeting are eligible to receive an award with a lesser aggregate fair market value as determined by the board. The restricted shares vest after a one-year restriction period.

        On May 15, 2016 the company cashed-out stock options issued in 2006 to Messrs. McBride and Diament in the amounts of 5,856 shares each, at a price equal to the difference between the closing price of the company's stock on that date and the $40.21 exercise price of those options. The options otherwise were due to expire on that date.

        Under the Company's Director Share Ownership Policy, non-employee directors are required to maintain a minimum share ownership position equal in value to five times the annual retainer fee applicable to board members generally. For 2016, this annual retainer fee was $80,000, and directors were required to hold shares with an aggregate fair market value equal to no less than $400,000. In order to meet this requirement, directors are permitted to accumulate shares over time through regular grants as described above. However, directors are not allowed to sell any shares unless they will retain share ownership with an aggregate fair market value equal to or greater than the required amount.

        Currently, all non-employee directors meet this requirement except Mr. MacKenzie, who joined the board in November 2016. Those directors who are also executive officers are subject to a separate equity ownership policy which is described below under "Executive Compensation—Compensation Discussion and Analysis—Equity Ownership Policy."

Process for Selecting Nominees to the Board

        The Nominating/Corporate Governance Committee is responsible for identifying, evaluating and recommending to the board and shareholders candidates for election as members of the board. The board has adopted a set of Corporate Governance Guidelines and a Policy for Selecting Nominees for Election as Directors, which are available in the Corporate Governance section of the company's website at MagellanHealth.com. Shareholders may participate in the nomination of directors by two methods: by recommending individual nominees for consideration for selection as nominees by the board of directors or by directly nominating an individual to be voted on by shareholders. For further information on the nomination of directors directly by shareholders, see "Direct Shareholder Nominations" below. The Nominating/Corporate Governance Committee will evaluate and make recommendations to the board regarding individuals properly presented by shareholders as candidates for nomination by the board.

        In general, no specific search effort must be completed to fill a director position, but the Nominating Committee may in its discretion conduct a search. In the case of a vacancy in a director position, the committee recommends to the board an individual to fill that vacancy either through appointment by the board or through election by the shareholders at the next annual meeting. The Policy for Selecting Nominees for Election as Directors provides that the committee may take into consideration the factors that it considers appropriate. The factors listed in the policy include the candidate's ability to complement the skills of the other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the company; the candidate's personal qualities and characteristics; accomplishments and reputation in the business community; the candidate's current knowledge and contacts in the communities in which the company does business and in the company's industry; the candidate's experience with businesses and other organizations of comparable size; the candidate's ability and willingness to commit adequate time to board and committee matters, and diversity of viewpoints, background, experience and other demographics. The Nominating/Corporate Governance Committee has maintained diversity in business experience and viewpoints among board members by selecting individuals as nominees who have backgrounds in and outside of the managed healthcare industry and the pharmacy benefit management industry and in finance, accounting and government. The board believes that by its selection of nominees it has promoted diversity in its membership in a way that has effectively served the company and its strategic goals.

        The Nominating/Corporate Governance Committee may consider candidates proposed by management, but it is not required to do so. The committee conducts appropriate inquiries into the background and qualifications of possible candidates. With respect to incumbent directors, the Nominating/Corporate Governance Committee reviews the director's overall service to the company during his or her term, including the number of meetings attended, level of participation, quality of performance, and any circumstances that have presented or are expected to present a conflict of interest with the company.

        In cases where members of the Nominating/Corporate Governance Committee are subject to re-election at the next annual meeting, those directors exclude themselves from any committee discussion or action on their nomination.

        The Nominating/Corporate Governance Committee also develops and recommends to the board standards to be applied in making determinations as to the absence of any material relationship between the company and a director and as to a director being otherwise considered independent under the NASDAQ rules.

        The Nominating/Corporate Governance Committee also identifies board members qualified to fill vacancies on any committee of the board (including the Nominating/Corporate Governance Committee) and recommends the appointment of members to fill those vacancies. In nominating a candidate for committee membership, the Nominating/Corporate Governance Committee takes into consideration the factors set forth in the charter of the committee, if any, and any other factors it deems appropriate.

  Shareholder Recommendations

        Shareholders who wish to recommend an individual for consideration by the Nominating/Corporate Governance Committee as a prospective nominee for election to the board may do so by writing to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251, with whatever supporting material the shareholder considers appropriate. All such shareholder-recommended candidates should satisfy the following criteria established by the Nominating/Corporate Governance Committee for its nominees for board membership:

  •
  The candidate should be an individual of accomplishment in his or her career.

  •
  The candidate should be able in carrying out his or her responsibilities as a director to make independent business judgments in an analytical manner and should exhibit practical wisdom and mature judgment.

  •
  The candidate should possess the highest personal and professional ethics, integrity and values, and should be committed to promoting the long-term interests of the company's shareholders, free of any relationship that may on a regular basis create a conflict of interest between his or her directorial role and personal or associative interests.

  •
  The candidate should have expertise and experience in an area pertinent to the company's business, and have the time to and, by personality, be capable of effectively providing advice and guidance to management of the company based on that expertise and experience.

        In order for shareholder-recommended candidates to be considered in an orderly manner, generally, names and other supporting materials should be submitted not later than six months prior to the anniversary of the mailing date of the company's most recent past annual meeting proxy statement, which will be October 12, 2017 for the 2018 annual meeting. Materials in support of a shareholder-recommended candidate should include:

  •
  All information about the candidate that is required to be disclosed in solicitations of proxies for election of directors or otherwise required under Regulation 14A under the Exchange Act, including a written consent to being named in the board's proxy statement as a nominee and to serving as a director if elected.

  •
  An indication of whether the candidate qualifies as "independent" under the NASDAQ listing standards, including the additional requirements relating to service on the Audit Committee.

  •
  The name and address of the recommending shareholder, as they appear on the company's books, and of any beneficial owner on whose behalf the recommendation is made.

  •
  The class and number of shares of the company's stock that are beneficially owned and held of record by such shareholder or beneficially owned by such beneficial owner.

  •
  Information regarding whether the recommending shareholder, beneficial owner or candidate or their affiliates have any plans or proposals for the company, including for any extraordinary transaction.

  •
  Whether the recommending shareholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the company or to further personal interests or special interests not shared by shareholders at large.

  Direct Shareholder Nominations

        In order to provide for the orderly consideration by shareholders of all nominees to be presented for election as directors by vote of the shareholders, our by-laws require that certain advance notice be given to the company of a nomination made by a shareholder. No shareholder nomination will be considered if the shareholder has not provided the requisite notice for presentation of a nominee to be voted on at the upcoming annual meeting. To nominate an individual to be voted on for election as a director at a future shareholder meeting, notice of the nomination must be given in writing to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251 by a shareholder entitled to notice of and to vote at the meeting. To be effective, the nomination must be received not later than 90 days prior to the anniversary date of the previous year's annual meeting, provided that if the date of the annual meeting is more than 30 days before or after the anniversary date of the previous annual meeting, the nomination must be received within 15 days after the public announcement by the company of the date of the annual meeting. The nomination must contain the following information to the extent known by the shareholder:

  •
  The name, age, business address, and residence address of the proposed nominee(s) and of the notifying shareholder.

  •
  The principal occupation of the proposed nominee.

  •
  A representation that the notifying shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice.

  •
  The class and total number of shares of capital stock and other company securities that are beneficially owned by the notifying shareholder and by the proposed nominee and, if such securities are not owned solely and directly by the notifying shareholder or the proposed nominee, the manner of beneficial ownership.

  •
  A description of all arrangements or understandings between the notifying shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the notifying shareholder.

  •
  Such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed with the SEC pursuant to Regulation 14A under the Exchange Act had the nominee been nominated by the board.

  •
  The consent of the nominee to serve as a director of the company if so elected.

        The company may request any proposed nominee to furnish such other information as may reasonably be required by the company to determine the qualifications of the proposed nominee to serve as a director of the company, including information bearing on the proposed nominee's independence under relevant rules and factors. Within 15 days after receipt by the secretary of a shareholder notice of nomination, the board must instruct the secretary to advise the notifying shareholder of any deficiencies in the notice. The notifying shareholder must cure the deficiencies within 15 days of receipt of such notice. Nominations that are not in compliance with the by-laws will not be given effect.

Majority Voting Policy

        Our Corporate Governance Guidelines include a policy providing for majority voting for directors. This policy states that, in an uncontested election, if any director nominee receives an equal or greater number of votes "WITHHELD" from his or her election as compared to votes "FOR" such election (a "majority withheld vote") and no successor has been elected at the meeting, the director nominee must tender his or her resignation following certification of the shareholder vote.

        In such an event, the Nominating/Corporate Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the full board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The committee in making its recommendation, and the board in making its decision, may consider any factors or other information that it considers appropriate and relevant, including but not limited to:

  •
  the stated reasons, if any, why shareholders withheld their votes;

  •
  possible alternatives for curing the underlying cause of the withheld votes;

  •
  the director's tenure, qualifications and record;

  •
  the director's expected future contributions to the company; and

  •
  the overall composition of the board, including independence, skills, diversity and other factors.

        The board is required to act on the Nominating/Corporate Governance Committee's recommendation within 90 days following certification of the shareholder vote. Then the board will promptly publicly disclose in a report furnished to the SEC its decision regarding the tendered resignation. If the board accepts a director's resignation, or if a nominee for director is not elected and the nominee is not an incumbent director, then the board, in its sole discretion, may fill any resulting vacancy in accordance with our by-laws. If a director's resignation is not accepted by the board, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal.

        A director who tenders his or her resignation under this policy will not participate in the Nominating/ Corporate Governance Committee recommendation or board action regarding whether to accept the resignation.

        Through this policy the board seeks to be accountable to all shareholders and respect the rights of shareholders to express their views through their vote for directors. However, the board also considers it important to have sufficient flexibility to make sound decisions based on the relevant circumstances in the event of a majority withheld vote. The board believes that the policy which was adopted strikes the right balance between respecting the votes of shareholders and exercising its governance responsibilities.

Director Independence

        NASDAQ listing standards require that a majority of the company's board of directors be classified as independent directors. Under NASDAQ rules, no director qualifies as independent unless the director is not an officer or employee of the company and was not employed by the company during the preceding three years, and the board determines that the director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. For various corporate governance purposes, including the composition of the Nominating/Corporate Governance Committee and the Management Compensation Committee, we have separately adopted a standard for determining when a director is independent which is identical to the NASDAQ standard. This standard is set forth below. In addition, the charters of the committees of the board contain additional considerations which bear on a determination whether their members are independent for purposes of service on those committees.

        Our Nominating/Corporate Governance Committee as one of its key functions periodically monitors and reviews the independence status of the directors. At its meeting held on February 21, 2017, the committee reported to the full board on its review of director independence. As part of receiving the committee report, the board reviewed and considered transactions and relationships between each director or any member of his or her immediate family and the company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. In making this determination, the board applied the following NASDAQ standards, in addition to considering any other relevant facts and circumstances:

  •
  A director who is, or at any time during the past three years was, employed by the company, is not considered independent.

  •
  A director who accepted, or who has a family member who accepted, any payments from the company in excess of $120,000 during any period of twelve consecutive months within the three preceding years, except compensation for board or committee service, compensation paid to a family member who is an employee (other than an executive officer) of the company, and benefits under a tax-qualified retirement plan or non-discretionary compensation, is not considered independent.

  •
  A director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer, is not considered independent.

  •
  A director who is, or who has a family member who is, a partner in, or a controlling stockholder or any executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceeded 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising from investments in the company's securities and payments under non-discretionary charitable contribution matching programs, is not considered independent.

  •
  A director who is, or who has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the company served on the compensation committee of such other entity, is not considered independent.

  •
  A director who is, or who has a family member who is, a current partner of the company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years, is not considered independent.

        The NASDAQ standards impose additional independence and qualification standards on the members of our Audit and Management Compensation Committees. Under these standards, each committee member, in addition to meeting the definition of independence applicable to all non-employee directors, is prohibited from accepting directly or indirectly any consulting, advisory or other compensatory fee from the company or from being an affiliated person of the company or any subsidiary or affiliate of any subsidiary of the company, and must not have participated in the preparation of the company's financial statements at any time during the past three years.

        Under the standards set forth above, the board determined that all of its members serving on February 21, 2017, including each of the members of our Audit Committee, Management

Compensation Committee and Nominating/ Corporate Governance Committee, are independent as of the date of this proxy statement, except Mr. Smith (our chairman and chief executive officer).

Compensation Committee Interlocks and Insider Participation

        The Management Compensation Committee during 2016 consisted of Mary Sammons (chair), Kay Coles James and Michael Diament.

        None of the members of the Management Compensation Committee was an officer or employee of the company during 2016 or was formerly an officer of the company. None of the company's executive officers serves as a member of the compensation committee (or other board committee performing equivalent functions) of another entity that has one or more executive officers who serves on the company's board or on the Management Compensation Committee, and none of the company's executive officers serves as a director of another entity one of whose executive officers serves on the Management Compensation Committee.

Review of Related Person Transactions

        The board has adopted a Related Person Transaction Policy, the purpose of which is to address the reporting, review and approval or ratification of transactions with related persons. The company generally seeks to avoid related person transactions because they can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to be, based on considerations other than the company's best interests. However, the company recognizes that in some circumstances transactions between the company and related persons may be incidental to the normal course of business or provide an opportunity that is in the best interests of the company, or that is not inconsistent with the best interests of the company and where it is not efficient to pursue an alternative transaction. A copy of the policy is available in the Corporate Governance section of our website at MagellanHealth.com. The policy applies to the following persons:

  •
  each director and executive officer of the company;

  •
  any nominee for election as a director of the company;

  •
  any security holder who is known to the company to own of record or beneficially more than five percent of any class of the company's voting securities; and

  •
  any immediate family member of any of the above persons.

        For purposes of the policy, a related person transaction means any transaction or arrangement or series of transactions or arrangements in which the company participates (whether or not the company is a party) and a related person has a direct or indirect interest that is material to the related person. A related person's interest in a transaction or arrangement will be presumed material to that person unless it is clearly incidental in nature or has been determined in accordance with the policy to be immaterial in nature such that further review is not warranted.

        Under the policy, a director, nominee for director or executive officer who intends to enter into a related person transaction must disclose all material facts with respect to the transaction to the Audit Committee. Also, any officer or employee who intends to cause the company to enter into any related person transaction must disclose all material facts with respect to the transaction to his or her superior, who is responsible for reporting that information to the Audit Committee. As part of disclosing the material facts with respect to the transaction, the person proposing the transaction must provide specific details about his or her interest in the transaction, a description of the connection that person has with the transaction, the business justification for the transaction and other specific details. The Audit Committee must then review the related person transaction and approve the transaction before the transaction will be given effect.

        In approving or ratifying a related person transaction, the Audit Committee will consider whether the transaction is in, or is not inconsistent with, the best interests of the company, including the following factors:

  •
  the position within or the relationship of the related person with the company;

  •
  the materiality of the transaction to the related person and the company;

  •
  the business purpose for and reasonableness of the transaction, taken in the context of alternatives available to the company;

  •
  whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the company offers generally to persons who are not related;

  •
  whether the transaction is in the ordinary course of the company's business and was proposed and considered in the ordinary course of business; and

  •
  the effect of the transaction on the company's business and operations.

Codes of Ethics

        The board has adopted a Code of Ethics for Directors, covering directors only, and a Code of Ethics for Covered Officers, covering senior executives and individuals reporting directly to the chief executive officer and finance department employees at a vice president level or above. In addition, the company has adopted a Code of Conduct covering all employees.

        The Code of Ethics for Directors deals with conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with laws, insider trading and personal loans to executive officers and directors. The Code of Ethics for Covered Officers deals with good faith and fair dealing in all negotiations and transactions, actual and apparent conflicts of interest, responsible use and protection of company assets, disclosures filed with the SEC or otherwise communicated to the public, compliance with laws, prompt reporting of violations of the code of ethics and other applicable policies, and accountability with respect to compliance with the code of ethics.

        The Code of Conduct, among other things, contains a whistleblower policy that sets forth steps an employee should take if he or she has a question about a legal or ethical issue related to his or her job or the company, and prohibits retribution against any person raising an issue.

        The company will provide to any person without charge, upon request, copies of its Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct for all employees. Any such request should be made in writing to the Investor Relations Department, Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251. The Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct are also available in the Corporate Governance section of our website at MagellanHealth.com. The company intends to disclose any future material amendments to the provisions of the codes of ethics and material waivers from such codes of ethics, if any, made with respect to any of its directors and executive officers on its website.

Disclosure Controls and Procedures

        We have adopted disclosure controls and procedures that are designed to ensure that all public disclosures are accurate, complete and timely. We have also created a disclosure committee, which is responsible for ensuring our compliance with the disclosure controls and procedures and for the evaluation of those procedures. If you become aware that our public disclosures are not accurate, complete or timely, or become aware of a transaction or development you believe may require disclosure, you should report the matter as soon as practicable to our corporate secretary at 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251.

Communications with Directors and Management

        We have several communications channels established for employees, shareholders and other interested parties to communicate with our management and/or our board of directors or committees thereof.

        Member and Provider Communications:    Our members and providers have specific mechanisms for contacting us regarding such matters as benefits, claims or other administrative matters. Member and provider contact information is available on our website at MagellanHealth.com. Although our employees and members of management address most of these matters, significant issues are brought to the attention of senior management and, in certain cases, the board of directors.

        Investor Relations:    We maintain an investor relations department that is responsible for communicating with current or prospective shareholders and addressing any issues raised by them. The contact information for our investor relations department is as follows:

E-mail:	ir@MagellanHealth.com
Post Office Address:	Investor Relations Department Magellan Health, Inc. 4800 N. Scottsdale Road, Suite 4400 Scottsdale, Arizona 85251
Telephone:	(877) 645-6464
Lead Director:	You may communicate with Mr. McBride, our lead director, through the following channels:
E-mail:	leaddirector@MagellanHealth.com
Post Office Address:	Communications with Lead Director c/o Magellan Health, Inc. 4800 N. Scottsdale Road, Suite 4400 Scottsdale, Arizona 85251

        You may communicate with the board of directors as a group through the lead director.

        All communications to the lead director will be treated confidentially. Communications should clearly identify the issue being raised, the name of the party initiating the communication and contact information for potential follow-up.

        These communications will initially be received by a designee of the lead director who will log, track and summarize the matters raised in the communication. After consideration of the communication by the lead director, he may direct that such communications be presented to the full board of directors, the non-management directors, one or more board committees or management and may direct that matters raised in the communications be investigated by outside advisors or counsel or by management.

PROPOSAL NUMBER ONE
ELECTION OF DIRECTORS

        Our certificate of incorporation currently provides for a board of directors divided into three groups, each with a staggered three-year term of office expiring at the annual meeting of shareholders in the relevant year, an arrangement known as a "classified board." Directors are elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The board of directors currently consists of nine (9) persons: William J. McBride, Perry G. Fine, M.D., John O. Agwunobi, M.D., G. Scott MacKenzie, Mary F. Sammons, Eran Broshy, Kay Coles James, Michael S. Diament and Barry M. Smith. The terms of office of William J. McBride, Perry G. Fine, M.D., John O. Agwunobi, M.D. and G. Scott MacKenzie expire at the 2017 annual meeting. Mr. McBride, Drs. Fine and Agwunobi and Mr. MacKenzie are nominated for terms to serve until our 2020 annual meeting. Mr. McBride and Dr. Fine were last elected as directors in 2014 and Dr. Agwunobi was last elected as a director in 2015. Mr. MacKenzie was first appointed to the board in November 2016.

        We are proposing that shareholders approve an amended and restated certificate of incorporation which will take effect after the annual meeting to eliminate the staggered groups of directors, and to delete certain obsolete provisions, and make each director subject to annual election after their term of office expires, a process that is known as "declassification." See "Proposal Number Three—Approval of the Amended and Restated Certificate of Incorporation to Declassify the Board of Directors and to Delete Certain Obsolete Provisions." If the proposal is approved, then the directors whose terms expire at the 2018 annual meeting will be nominated for one-year terms expiring at the 2019 annual meeting, the directors whose terms expire at the 2019 annual meeting will be nominated for one-year terms expiring at the 2020 annual meeting and the directors nominated in each following year will be nominated for one-year terms. As a result, the board would become fully declassified at the 2020 annual meeting. If this proposal is not approved, then the directors will continue to be divided into three (3) classes and will serve for staggered three-year terms.

        Proxies in the accompanying form, if properly signed and notarized, will be voted FOR the election of William J. McBride, Perry G. Fine, M.D., John O. Agwunobi, M.D. and G. Scott McKenzie as directors unless marked WITHHOLD AUTHORITY. Each nominee has indicated his or her willingness to serve on the board, if elected, and the board of directors has no reason to believe that any nominee will decline or be unable to serve as a director. However, if a nominee will be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE "FOR" THE NOMINEES IN PROPOSAL NUMBER ONE

Certain Information Regarding Our Directors and Executive Officers

        The following table lists the age and committee memberships as of the date of this proxy statement of each director. A description of each director's business experience during the past five years is set forth in the next section, entitled "Directors" below.

NOMINEES FOR ELECTION FOR TERMS EXPIRING IN 2020

Name	Age	Committee Membership	Director Since	Independent?
William J. McBride	72	Nominating/Corporate Governance, Lead Director	2004	Yes
Perry G. Fine, M.D.	64	Nominating/Corporate Governance	2014	Yes
John O. Agwunobi, M.D.	52	Audit	2014	Yes
G. Scott MacKenzie	53	Audit	2016	Yes

DIRECTORS WHOSE TERMS EXPIRE IN 2018

Name	Age	Committee Membership	Director Since	Independent?
Mary F. Sammons	70	Management Compensation (Chair)	2012	Yes
Eran Broshy	58	Nominating/Corporate Governance (Chair)	2009	Yes
Kay Coles James	67	Management Compensation	2014	Yes

DIRECTORS WHOSE TERMS EXPIRE IN 2019

Name	Age	Committee Membership	Director Since	Independent?
Michael S. Diament	48	Audit (Chair), Management Compensation	2004	Yes
Barry M. Smith	63	—	2011	No; CEO

Directors

        The board currently consists of nine (9) directors. The company's by-laws require a majority of directors to be independent in accordance with NASDAQ's listing standards. Upon the recommendation and with the assistance of the Nominating/Corporate Governance Committee, the board of directors has determined that, except for Mr. Smith, who is the company's chairman and chief executive officer, all directors who are currently serving are independent, as that term is defined by the NASDAQ listing standards. For a discussion of these independence standards see "Corporate Governance and Related Matters—Director Independence" above.

  Nominees for Election

        William J. McBride was first appointed to the board in 2004 and was elected for the first time in 2008. Mr. McBride is currently retired. Prior to his retirement in 1995, Mr. McBride was a director of Value Health, Inc., a New York Stock Exchange-listed specialty managed-care company, which included Value Behavioral Health, one of the largest behavioral health managed care companies at the time. From 1987 to 1995, Mr. McBride served as president and chief operating officer of Value Health, Inc., overseeing all operational activities of the company and its subsidiaries. Prior to his tenure at Value Health, Mr. McBride spent 15 years in a variety of positions with INA Corporation and its successor, Cigna Corporation, including serving as president and chief executive officer of Cigna Healthplan, Inc. Mr. McBride currently serves on the board of directors of Women's Health USA, Inc., a privately-held healthcare services company, and Internet Healthcare Group, LLC, a venture capital group. He previously served on the board of Amerigroup Corporation, which was previously a publicly-traded health insurance company. Mr. McBride was last nominated for re-election as a director in 2014 due to his experience in the managed healthcare industry and his favorable record serving as a director since 2004.

        Perry G. Fine, M.D. was first elected to the board in 2014. Dr. Fine is a professor in the Department of Anesthesiology of the School of Medicine at the University of Utah, where he serves on the faculty in the Pain Research Center, and is an attending physician in the Pain Management Center. He currently serves on the boards of directors of Ossipee Lake Alliance, a non-profit environmental organization, and Anne Stirba Cancer Foundation, a non-profit organization dedicated to fundraising for breast cancer research. He is past president of the American Academy of Pain Medicine. He was nominated for election for the first time as a director in 2014 due to his extensive experience in managed care and clinical issues as well as his experience serving on many boards of directors, including past service on the board of directors of a public company, VistaCare, Inc.

        John O. Agwunobi, M.D. was first appointed to the board in December 2014 and was elected for the first time in 2015. He currently serves as chief health and nutrition officer of Herbalife Ltd., a New York Stock Exchange-traded global nutrition company. He previously served as the senior vice-president and president of Health and Wellness of Wal-Mart Stores, Inc. from September 2007 to April 2014, where he was responsible for all health related businesses of Wal-Mart in the U.S. and Puerto Rico. He previously served as the assistant secretary for health in the U.S. Department of Health and Human Services from 2005 to 2007 as part of the U.S. Public Health Service Commissioned Corps and as the secretary of health for the State of Florida from 2001 to 2005. Dr. Agwunobi is a board-certified pediatrician and holds Master of Public Health and Master of Business Administration degrees. He currently serves as the vice-chairman of the board of the U.S. African Development Foundation. Dr. Agwunobi was last elected as a director in 2015 due to his experience as an executive in the healthcare industry and as a high-ranking member of the federal Department of Health and Human Services.

        G. Scott MacKenzie was first appointed to the board in November 2016 and is nominated for election for the first time at the annual meeting. He currently serves as the chief executive officer of M*Modal, Inc., a privately held clinical documentation service and technology company, a position which he has held since 2014. He previously served as the chief executive officer of Experian Health from 2013 to 2014 and as chief executive officer of Passport Health Communications from 2009 to 2014. Mr. MacKenzie serves on the board of directors of MedHost, Inc., a privately-held developer of healthcare financial software, and until March 2017 served on the board of directors of Invision Heart, Inc., a privately-held cardiac care solutions company. Mr. MacKenzie was nominated for election as a director due to his experience with healthcare technology and in the healthcare industry generally.

  Directors Whose Terms Expire in 2018

        Mary F. Sammons was first elected to the board in 2012 after being appointed to the board in July 2011. She is currently retired. She served as the chairman of the board of Rite Aid Corporation ("Rite Aid") from 2008 until 2012 and served on the board of directors of Rite Aid from 1999 to June 2013. From 2003 until 2010 Ms. Sammons served as chief executive officer of Rite Aid. Ms. Sammons is a member of the board of directors and lead director of StanCorp Financial Group, Inc., a New York Stock Exchange-listed insurance and financial services company, until March 7, 2016, when it was acquired by Meiji Yasuda, a Japanese insurance and financial institution. Ms. Sammons was last nominated for election as a director in 2015 due to her extensive experience in the healthcare industry and the pharmacy business in particular.

        Eran Broshy was first elected to the board in 2009 after being appointed to the board in February 2009. Over the past five years he has worked with select private equity firms focused on healthcare investments, and is currently an operating executive with Tailwind Management, L.P. He previously served as an operating partner with Linden Capital Partners, LLC and as a senior adviser to Providence Equity, LLC. Mr. Broshy previously served for over a decade as the chief executive officer and chairman of the board of inVentiv Health, Inc., a privately-held (and until August 2010 a NASDAQ-listed) company that delivers a broad range of outsourced clinical and commercial services to bio-pharmaceutical companies. Prior to joining inVentiv, Mr. Broshy was a partner at The Boston Consulting Group ("BCG") and responsible for BCG's healthcare practice across the Americas. He currently serves on the board of directors of Theravance Biopharma, a NASDAQ-listed bio-pharmaceutical company, as chairman of ERT, a privately-held provider of data solutions to bio-pharmaceutical companies, and as chairman of DermaRite, a privately-held skin and wound care manufacturer. He is a member of the Corporation of the Massachusetts Institute of Technology. Mr. Broshy was last nominated for re-election as a director in 2015 due to his experience across healthcare including the managed healthcare industry.

        Kay Coles James was first appointed to the board in July 2014 and was elected for the first time in 2015. Ms. James is the president and founder of the Gloucester Institute, a non-profit organization focused on developing future leaders. From June 2001 to January 2005, Ms. James served as director of the U.S. Office of Personnel Management, where she was principal human resources advisor to President George W. Bush. She has also served as secretary of Health and Human Resources for the Commonwealth of Virginia, where she was responsible for Medicare and Medicaid programs; a senior fellow at The Heritage Foundation; and assistant secretary of the U.S. Department of Health and Human Services. She currently serves on the board of trustees of The Heritage Foundation, on the board of directors of The PNC Financial Services Group, Inc., and on the board of directors of Cancer Treatment Centers of America. Ms. James was last nominated for election as a director in 2015 due to her experience as a human resources executive and in government.

  Directors Whose Terms Expire in 2019

        Michael S. Diament was first appointed to the board in 2004 and was elected for the first time in 2007. He formerly served as portfolio manager and director of bankruptcies and restructurings from January 2001 to February 2006 for Q Investments, an investment management firm. He currently serves on the board of directors of Centrus Energy (formerly named USEC Inc.), a New York Stock Exchange-traded enriched uranium supply company, and through August 2016 served as chairman and on the board of directors of Dayco, LLC (formerly named Mark IV Industries, Inc.), a privately-held manufacturer of engine technology solutions. Mr. Diament was last nominated for re-election as a director in 2016 due to his financial sophistication and his favorable record serving as a director since 2004.

        Barry M. Smith was elected to the board in 2011 and was named chief executive officer in January 2013 and executive chairman in January 2014. Mr. Smith previously served as an operating partner for Health Evolution Partners, a private fund which invests in rapidly growing companies across the healthcare industry. He also previously served as chief executive officer and chairman of B&J Associates, Inc. and B&J Smith Investments, LLC, both of which are investment management companies. He founded and served as chairman, president and chief executive officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as chairman of VistaCare in 2003. Mr. Smith currently serves on the board of directors of The Ensign Group, Inc., a NASDAQ-listed diversified provider of healthcare services. Mr. Smith was last nominated for re-election as a director in 2016 due to his healthcare experience and expertise and favorable previous service as a director of the company from 2004 to 2008, and due to his appointment as the company's chief executive officer as of January 1, 2013.

Arrangements Regarding the Nomination of Directors

        There is no agreement or arrangement whereby any director or other individual has been nominated or will be re-nominated to serve as a director of the company.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

2016 Highlights

Business Results

  •
  During 2016, our revenues increased by 5.2%, from $4.597 million to $4.837 million.

  •
  For 2016, our net income grew by 147.9%, from $31.4 million to $77.9 million, and our segment profit grew by 9.5%, from $275.7 million to $301.8 million.

  •
  Earnings per share for 2016 grew by 166.1%, from $1.21 to $3.22.

Shareholder Value Creation

  •
  During the course of 2016, our stock price increased by 23%.

  •
  In 2016 we repurchased a total of 1.83 million shares at a cost of $106.8 million, or an average cost of $58.40 per share.

  •
  Since the inception of our share repurchase program in 2008, we have repurchased a total of 28.4 million shares at a cost of $1,375.2 million, or an average cost of $48.42 per share.

2016 Executive Compensation Program

  •
  Overall in 2016, 67% of our chief executive officer's total compensation was awarded in long-term incentives, and his total compensation was 87% performance-based.

  •
  For our annual bonus pool funding, we increased the weighting of the growth in the adjusted net income performance metric from 10% to 15%.

  •
  As part of our long-term equity incentive program, we granted performance-based restricted stock units ("PSUs") that are earned based on our total shareholder return over a three year performance period relative to a group of peer companies. For our grants made in 2016, PSUs made up 50% of the targeted award value of our Named Executive Officers' equity compensation.

Executive Compensation Policies and Practices

  •
  Require double trigger acceleration of vesting of equity in the event of a change in control.

  •
  Measure performance in our long-term incentive program using relative total shareholder return over a three-year performance period—which made up 50% of the equity award values in 2016.

  •
  Regularly monitor share utilization relative to historic standards and versus our industry peers.

  •
  Conduct competitive benchmarking of compensation with an independent consultant.

  •
  Maintain robust stock ownership requirements.

  •
  Conduct an annual assessment of risk in our compensation programs and mitigate any inappropriate risk.

  •
  Prohibit re-pricing of underwater stock options and granting of reload options.

  •
  Currently prohibit excise tax gross-ups in the event of a change in control.

  •
  Require a minimum vesting period of one year for equity grants; our outstanding grants have a three-year vesting requirement.

  •
  We adopted a specific clawback policy in 2016 for the recovery of any performance-based compensation in the event of a material financial restatement or conduct injurious to the company.

  Elements of our 2016 Compensation Program

        The various elements of our 2016 executive compensation program for our Named Executive Officers ("NEOs") are described below:

Compensation Element	Objective	Description
Base Salary	Attract and retain high-quality executive talent and provide basic financial security	Based on a number of factors including individual performance and competitive compensation for similar roles in our industry
Annual Cash Incentive	Motivate executives to achieve annual financial and other performance goals that are key to achievement of our growth initiatives	Based on segment profit results company-wide and by business segment, company-wide growth in adjusted net income and individual performance
Long-Term Equity Incentives	Align the long-term interests of executives with those of our shareholders, motivate executives to achieve long-term performance objectives and retain key talent

Based on a combination of 50% PSUs, whose ultimate value is measured based on total shareholder return relative to companies in the S&P Health Services Industry Index, and 50% stock options, whose ultimate value depends on creating shareholder value

Deferred Compensation	Provide an opportunity to save and prepare for retirement	Offered through our 401(k) savings plan and our non-qualified deferred compensation program, which includes company and elective contributions
Employee Benefits (Health and Welfare)	Provide protection for executives and their families in the event of death, disability or illness	Offered through our medical, dental and vision plans, as well as supplemental life insurance and supplemental disability insurance

        The mix of elements of our 2016 executive compensation program, illustrated below, is designed so that a significant portion of the target compensation is performance-based (87% for our CEO and 74% for our NEOs) and tied to our financial and stock price performance results.

CEO Target Annual Direct Compensation	Average NEO Target Annual Direct Compensation(1)

(1)
Figures are based on the simple average of the target figures for Messrs. Rubin, Srivastava, Kamal and Gregoire.

  Role of the Management Compensation Committee

        The Management Compensation Committee (the "committee") of our board of directors is comprised of three members of the board who are not current or former employees of the company and who the board has determined are independent for purposes of the NASDAQ listing standards. See "Corporate Governance and Related Matters—Director Independence" above. The duties and responsibilities of the committee include:

  •
  establishment of our general compensation philosophy, and oversight of the development and implementation of compensation programs;

  •
  review and approval of the means used for applying our corporate goals, and our specific company-wide, business unit and individual performance objectives to be used in determining the compensation of our chief executive officer, our other NEOs and other members of senior management;

  •
  review and approval of the actual compensation awards for our chief executive officer and our other NEOs; and

  •
  development of recommendations to our board with respect to our various compensation plans and programs and overseeing the activities of the individuals and committees responsible for administering those plans.

        In practice, the committee specifically determines the compensation payable to the NEOs and our other executive officers with input from the chief executive officer and the committee's independent compensation consultant.

  Compensation Consultant

        The committee engaged Steven Hall & Partners ("SH&P"), a nationally recognized compensation consulting firm, to act as its independent compensation consultant and provide the committee with information supporting compensation decisions with respect to our NEOs, other executive officers and key employees for their compensation in 2016 and 2017, and to review and advise the company on its management compensation plans and programs. SH&P was engaged directly by the committee, although it periodically interacts with management to gather relevant data, to implement compensation plans and programs and to assist in the preparation of the company's proxy statement and other public filings. The committee annually reviews the independence status of SH&P and, for 2016 and 2017, determined that it has no conflicts of interest in its role as compensation consultant to the committee. The committee has sole authority to determine the compensation for and to terminate SH&P's services. The committee annually instructs SH&P to perform a market analysis and develop competitive market data of comparable companies for all elements of compensation. SH&P also provides advice to the committee on which companies it may consider comparable for these purposes. Based on its market analysis, the consultant formulates a range of values within major elements of compensation, which the committee considers in making its compensation decisions. SH&P does not determine the amount or form of executive and director compensation; its role is limited to providing data and advice to the committee for its consideration.

  Our Peer Group and Other Market Data Sources

        As a specialty managed healthcare company operating in multiple business segments, we have few similar peer companies with which we directly compete in the marketplace. However, we compete generally in the market for superior healthcare executive talent and seek to structure our incentives and compensation to attract, reward and retain those individuals. As a result, the committee instructed SH&P to perform a broad multi-industry market analysis and an analysis of publicly-traded healthcare provider, service and pharmacy benefit management companies, to develop competitive market data to support compensation decisions regarding our NEOs and other executive officers. SH&P compiled broad-based market surveys confidentially completed by hundreds of companies operating in the healthcare and various other industry sectors of comparable size and provided the committee with a proprietary statistical summary of this information, presented in chart form. This summary information consisted of marketplace consensus median and 75th percentile amounts for all elements of direct compensation (e.g., base salary, annual incentive paid, total cash compensation, long-term incentive compensation and total remuneration) for executive officer positions which were considered comparable to that of each of the company's NEOs.

        SH&P also compiled a survey of companies in the industry which include lines of business in which our company is engaged, which included managed care companies, pharmacy benefit management companies and specialized healthcare services companies with annual revenues ranging from 50% to 440% of our revenues. SH&P also considered the peer group for the company which was previously selected by Institutional Shareholder Services, Inc. and Glass Lewis & Co., LLC, which provide voting guidance to institutional shareholders. The group of companies considered comparable may change from year to year depending on the evolution of our and their businesses. Based on the work performed by SH&P under the supervision of the committee, we reviewed for comparative purposes the public compensation information reported by the following companies which operate in various segments of the managed healthcare sector (the "Peer Group"):

Centene Corp.	Molina Healthcare, Inc.
Diplomat Pharmacy, Inc.	PharMerica Corp.
Envision Healthcare Holdings, Inc.	Triple-S Management Corp.
Laboratory Corporation of American Holdings	Universal Health Services, Inc.
MEDNAX, Inc.	WellCare Health Plans, Inc.

        Mr. Smith's base salary was below the median but his target and actual total cash compensation compared to the Peer Group* were above the median, and his target and actual total long-term compensation and total direct compensation approximated the median, as shown in the following table:

Magellan CEO Target and Actual Compensation Compared to Peer Group

					Peer Group
		Percentile of Peer Group		Percentile of Peer Group
	Target		Actual		Median	75th Percentile
Base Salary	$1,000,000	33	$1,000,000	33	$1,025,000	$1,162,700
Total Cash Compensation	$2,500,000	56	$3,110,275	80	$2,488,200	$2,713,700
Total Long-Term Compensation	$5,000,000	49	$5,000,000	49	$5,192,900	$14,053,500
Total Direct Compensation	$7,500,000	49	$8,110,275	51	$7,669,200	$17,458,200

*
Information for the Peer Group includes certain information which has been publicly-disclosed for 2016, and where such information for 2016 is unavailable, includes publicly-disclosed information for 2015.

  Mix of Compensation

        The committee annually sets target compensation for each of the NEOs which is allocated among a three-part program which includes base salary and benefits, annual bonuses under our Incentive Compensation Plan ("ICP") and long-term incentive equity awards. In general, base salary and bonus opportunities are determined by an assessment of the degree of impact the individual has over company performance and competitive compensation for similar positions. Bonuses are funded based on segment profit performance company-wide and by business unit and company-wide growth in adjusted net income. Long-term incentive equity awards are made by determining a target value representing a multiple of base salary, divided by a per share value yielded by the Black-Scholes model, Monte Carlo simulation or other applicable valuation model for the type of equity awarded. The committee believes that this three-part program, which is heavily-weighted toward performance-based compensation and within the performance-based component is heavily-weighted toward long-term equity compensation, incentivizes management to maximize the sustainability of the company's performance over the long-term and is in the best interests of the shareholders.

        The charts below demonstrate that the performance-based elements of our executive compensation program, which consist of equity awards and ICP awards, made up the majority of our NEOs' compensation in 2016.

Targeted and Actual Mix of Compensation for 2016

Targeted Mix of Compensation(1)(3)	Actual Mix of Compensation(2)(3)

(1)
Base salary rates used in this graph represent rates which were effective 4/1/16.

(2)
Base salary used in this graph represents actual base salary paid in 2016.

(3)
Equity awards are valued at their grant values. The actual realized values of the equity awards will depend on increases in the company's stock price, in the case of stock options, and the company's relative total shareholder return as compared to a group of peer companies, in the case of PSUs, as the PSUs are settled based on a percentage of the target award. See "Equity Awards" below.

  Base Salary

        The committee determines base salaries for each of our NEOs based on several factors, including the following:

  •
  Evaluation of individual performance;

  •
  Competitive market data provided through survey and peer group data for comparable roles;

  •
  Scope, complexity, difficulty and criticality of the individual executive's role; and

  •
  Consideration of the need to retain the individual.

        The employment agreements we have entered into with each of our NEOs specify an initial amount which is subject to annual review and adjustment. Base salary amounts may also be adjusted when an executive is promoted or assumes additional responsibilities. The following table shows the percent increase and base salary rate for our NEOs effective April 1, 2016:

2016 Base Salary Rates

Named Executive Officer	Percent Increase	Base Salary Rate
Mr. Smith	0.0%	$1,000,000
Mr. Rubin	4.0%	$540,800
Mr. Srivastava	2.0%	$612,000
Mr. Kamal	4.0%	$416,000
Mr. Gregoire	3.0%	$473,800

        In setting Mr. Smith's base salary for 2016, the committee considered Mr. Smith's performance and the base salary paid by our Peer Group and maintained his base salary at $1,000,000. To determine the 2016 adjustments to base salaries for the other NEOs, Mr. Smith completed an analysis of each executive's current base salary compared to competitive market rates and each executive's individual performance, and recommended salary increases to the committee based on his analysis. The committee reviewed Mr. Smith's recommendations for base salary increases for 2016 and adjusted the increases in its discretion. Based on its review of relevant data, the committee determined that these increases were consistent with market increases at comparable companies and our NEOs' individual performance.

        In determining adjustments to base salary rates payable in 2017, the committee and Mr. Smith followed the process outlined above. After considering 2016 performance, competitive market rates and the decision not to increase his salary for the past two years, the committee increased Mr. Smith's base salary by 20% to $1,200,000. The committee then reviewed Mr. Smith's recommendations and decided to increase the base salary rate for Mr. Rubin by 10%, Mr. Srivastava by 4%, Mr. Kamal by 25% and Mr. Gregoire by 3% over the rates payable in 2016. Mr. Rubin and Mr. Kamal's adjustments were determined by taking into account their current salary, which was below median base salary rates for comparable positions, their individual performance in 2016, as well as the complexity and scope of their roles and criticality to executing on the company's growth strategy.

  Annual Bonuses

        The NEOs also participate in our ICP. The ICP provides annual incentive cash bonuses and is available to all management-level employees, including our NEOs. At the beginning of each year, the committee establishes performance targets and corresponding funding factors for achievement of segment profit, considered on a company-wide basis and at the individual's specific business segment, and on growth in the company's adjusted net income. After the end of the year, the committee reviews the company's performance in relation to these targets, assesses the recommendations of the chief executive officer, and determines the amount of individual ICP awards for the NEOs for that year. Segment profit is determined based on the following segments of our business: Magellan Healthcare, Magellan Rx Management and overall Magellan Health.

        ICP awards are calculated so that the funding factor varies from 40% at threshold up to a maximum of 200% of the target award opportunity. If threshold segment profit performance is not attained for the company overall, no awards are paid to any NEOs, regardless of which business segment they are measured against. Additionally, if an individual business segment does not achieve its threshold segment profit performance target, no awards are paid to NEOs that are part of that business segment even if they would have been eligible for a payout based on overall company results. The ICP was funded for 2016 with an 85% weighting based on segment profit performance and a 15% weighting based on growth in company-wide adjusted net income. Target segment profit performance for 2016 was set at $270.0 million before adjusting for the ICP target and actual award payouts, and the target growth in adjusted net income percentage was set at 10%. The chart below shows performance and payout at threshold, target and maximum performance levels.

	Segment Profit-85% Weighting			Growth in Adjusted Net Income-15% Weighting
	Performance as a % of Target	Segment Profit Amount*	Payout as a % of Target	Performance as a % of Target	Growth in Adjusted Net Income	Payout as a % of Target
Maximum	135%	$364.5	200%	300%	30%	200%
Target	100%	$270.0	100%	100%	10%	100%
Threshold	80%	$216.0	40%	10%	1%	40%

*
Dollars in millions. Segment Profit amounts are before adjusting for the ICP target and actual awards.

        For our CEO, Mr. Smith, the ICP provides that his award will vary, depending on company-wide segment profit and growth in company-wide adjusted net income. Company-wide segment profit, after adjusting for the ICP target and actual awards, was 111.7% of target for 2016, which resulted in a segment profit percentage payout factor of 133.5%. Based on 22.1% growth of company-wide adjusted net income, which resulted in a net income growth payout factor of 181.4%, the overall percentage payout was 140.7% of target. The company's segment profit disclosed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K Annual Report for the fiscal year ended December 31, 2016 differs from the adjusted segment profit amount used for purposes of determining ICP awards because the cost of the ICP awards at target and actual is added back to the original target which is net of the ICP awards.

        Under the ICP in effect for 2016, the bonus awards of the chief executive officers of our business segments are determined by a 20% weighting based on company-wide segment profit and growth in company-wide adjusted net income, a 60% weighting based on segment profit for their specific business segment and growth in company-wide adjusted net income and a 20% weighting based on their individual performance against a pre-determined scorecard. Based on the results of our segment profit for our Magellan Healthcare segment and individual performance in 2016, Mr. Srivastava was awarded 170.8% of his bonus target. Based on the results of our segment profit for our Magellan Rx Management segment in 2016 and Mr. Kamal's individual performance, Mr. Kamal was awarded 197.2% of his bonus target. The bonus for executives who are designated as chief officers of a company-wide function (e.g. chief financial officer) is determined by an 80% weighting of company-wide segment profit and growth of company-wide adjusted net income and a 20% weighting of individual performance against a pre-determined scorecard. Based on the results of our company-wide segment profit,growth in adjusted net income and individual performance assessment, Mr. Rubin was awarded 162.5% of his bonus target and Mr. Gregoire was awarded 152.5% of his bonus target.

        In the case of each NEO for whom the CEO makes a recommendation, the individual performance objectives included the following:

  •
  Mr. Rubin:  Areas of responsibility included: (i) overall leadership of the finance and investor relations functions; (ii) support and execution of acquisition activities; (iii) support of cross- functional management teams to ensure that pricing, underwriting and sales strategy are aligned with financial performance targets; (iv) attainment of budget targets; and (v) compliance with all regulatory requirements. For 2016, Mr. Rubin's goals were focused on the following: achieving growth, retention and profitability targets through new business revenue; successful implementation of key contracts and key accounts, and managing capital expenditures; executing on M&A opportunities in support of the company's growth strategy; providing leadership to the risk management process; providing analytical support for value proposition and product development needs; and talent development.

  •
  Mr. Srivastava:  Areas of responsibility included: (i) overall leadership of Magellan Healthcare; (ii) leadership of Magellan Healthcare strategy, operations and product development; (iii) execution of business implementations; (iv) acquisition strategy, selection and integration activities regarding our Healthcare segment and input on acquisition strategy, evaluation, selection and integration activities of other segment acquisition targets; (v) leadership of company-wide strategy and government relations; and (vi) attainment of budget targets. For 2016, Mr. Srivastava's goals were focused on growth, new product development, acquisition strategies, benefit management and administrative expense initiatives; market diversification; company-wide strategy initiatives; creating a growth culture with key talent; and talent development.

  •
  Mr. Kamal:  Areas of responsibility included: (i) overall leadership of Magellan Rx Management; (ii) leadership of Magellan Rx Management strategy, operations and product development; (iii) execution of business implementations; (iv) acquisition strategy, selection and integration activities regarding our Rx Management segment and input on acquisition strategy, evaluation, selection and integration activities of other segment acquisition targets; (v) growth of diversified pharmacy product lines; and (v) attainment of budget targets. For 2016, Mr. Kamal's goals were focused on growth, new product development, acquisition strategies, market diversification and creating a growth culture with key talent; and talent development.

  •
  Mr. Gregoire:  Areas of responsibility included: (i) overall leadership of the legal and compliance functions; (ii) support of review and implementation of acquisitions, customer contracting and product development; (iii) leadership of all SEC filings and disclosures; (iv) leadership of legal support for other corporate and corporate governance matters and overall legal and regulatory compliance; and (v) attainment of budget targets. For 2016, Mr. Gregoire's goals were focused on the following: support growth through organic expansion and acquisitions; enhance legal support for all business lines; new customer and product implementations and customer relationships; successfully resolve litigation/arbitration cases; maximize high levels of regulatory compliance; expand employee awareness and training on compliance and security matters; and talent development.

        Annual ICP bonuses are paid in the first quarter of the year following the year's performance to which the bonuses relate. The ICP bonuses paid in 2017 were for work performed during 2016.

        We define "segment profit" as profit or loss from operations before stock compensation expense, depreciation and amortization, interest expense, interest and other income, changes in fair value of contingent consideration recorded in relation to acquisitions, gain on sale of assets, special charges or benefits, and income taxes. We use segment profit information for internal and external reporting and control purposes and consider it important in making decisions regarding the allocation of capital and other resources, risk assessment and employee compensation, among other matters. Segment profit information referred to in this proxy statement may be considered a non-GAAP financial measure. Further information regarding this measure, including the reasons management considers this information useful to investors, and a reconciliation to the GAAP measures set forth under "Results of Operations," is included under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Non-GAAP Measures" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017, and will be included in our Quarterly Reports on Form 10-Q to be filed with the SEC as required.

        We believe that segment profit is an appropriate measure of company and business segment performance for purposes of determining annual bonuses. In addition, we discuss segment profit when reporting our financial results and believe many shareholders and analysts use it as an important measure of overall company performance. We also believe that setting annual bonus performance targets based upon segment profit properly aligns incentives for our executives and employees with the interests of our shareholders.

        We define "adjusted net income" and "adjusted earnings per share" to reflect certain adjustments made for acquisitions completed after January 1, 2013, including non-cash stock compensation expense resulting from restricted stock purchases by sellers, changes in the fair value of contingent consideration, amortization of identified acquisition intangibles, as well as impairment of identified acquisition intangibles. For purposes of determining ICP awards, adjusted net income may be further adjusted for the reversal of tax contingencies and other unusual events as determined by the committee. We believe growth in adjusted net income is an appropriate measure of company success for purposes of determining annual bonuses, as it measures how successful we are against our overall growth strategy, which is also aligned with the interests of our shareholders.

        Each individual's ICP bonus target is determined as a percent of base salary. Set forth below is the range of values which may be awarded under the ICP to the NEOs:

2016 Bonus Ranges

Named Executive Officer	Base Salary(1)	Below Threshold(2)	Target Percentage(3)	Target Amount	Maximum Percentage(4)	Maximum Amount(5)
Mr. Smith	$1,000,000	$0	150%	$1,500,000	300%	$3,000,000
Mr. Rubin	$540,800	$0	75%	$405,600	150%	$811,200
Mr. Srivastava	$612,000	$0	75%	$459,000	150%	$918,000
Mr. Kamal	$416,000	$0	60%	$249,600	120%	$499,200
Mr. Gregoire	$473,800	$0	50%	$236,900	100%	$473,800

(1)
Base salary represents the rate of pay effective 4/1/16 for the NEOs.

(2)
The threshold for payment of a bonus was the achievement of $216.0 million of company-wide segment profit, before adjusting for target and actual ICP awards, regardless of which business segment the executive was assigned. For our business segment leaders, threshold for payment of a bonus was also $198.9 million of segment profit for the Magellan Healthcare segment and $113.1 million of segment profit for the Magellan Rx Management segment, both amounts before adjusting for target and actual ICP awards.

(3)
Target bonus is specified as a percentage of base salary rates in effect at December 31, 2016.

(4)
The maximum bonus is calculated at 200% of the target amount, and is expressed above as a percentage of base salary.

(5)
A maximum bonus would be awarded if segment profit performance targets are exceeded by 135% or more and 300% or more for growth in adjusted net income. Maximum bonuses are reserved for instances where performance significantly exceeds measures and expectations.

        The table below is a summary of the actual individual bonus awards made to the NEOs in 2017 for the 2016 performance year:

2016 Actual Bonus Awards

Named Executive Officer	Percent of Target	Award Amount
Mr. Smith	140.7%	$2,110,275
Mr. Rubin	162.5%	$659,295
Mr. Srivastava	170.8%	$784,036
Mr. Kamal	197.2%	$492,204
Mr. Gregoire	152.5%	$361,386

        These actual ICP bonus awards reflect actual company-wide adjusted net income growth of 22.1% and achievement of 111.7% of our company-wide segment profit target, 110.5% of our Magellan Healthcare segment profit target and 101.2% of our Magellan Rx Management segment profit target. The bonus amounts were based on performance against a company-wide growth in adjusted net income target, company-wide and business unit segment profit targets and individual performance for the NEOs except Mr. Smith, whose bonus award was solely formulaic and based on company-wide performance.

  2017 ICP Performance Targets

        For 2017, the committee has set a performance target for funding of the ICP bonus pool weighted 80% based on achievement of annual segment profit targets for company-wide and/or the individual's relevant business unit and 20% based on company-wide growth in adjusted net income in 2017 over 2016.

  2017 Bonus Targets

        Based on the annual market review conducted by the committee's independent compensation consultant, for 2017, the committee kept Mr. Smith's annual bonus target percentage in relation to his base salary unchanged but raised the annual bonus target percentages for the following NEOs to the following:

2017 Target Bonus Awards

Named Executive Officer	Target Percentage
Mr. Rubin	85%
Mr. Srivastava	80%
Mr. Kamal	80%
Mr. Gregoire	65%

  Equity Awards

        In 2016 we provided our NEOs with equity awards under our 2011 Management Incentive Plan (the "2011 MIP"). The plan was designed as a long-term incentive vehicle to promote a focus on longer term goals, to build shareholder value and to retain our senior executives. Our equity awards for our NEOs, when added to base salary and annual bonus under the ICP, are at or above the 50th percentile of total compensation for our Peer Group. Our policy is to grant options only at an exercise price not less than the closing price of the shares on NASDAQ on the date the option is granted, which for the annual grants made in 2016 was the closing price reported on NASDAQ on March 3, 2016. We typically make equity awards once annually on the third business day of March. We may grant options at other times during the year when we hire new executives or when an executive is promoted. See "Equity Award Procedures Generally" below.

        Consideration of annual equity awards is made as part of the annual review of other compensation components, and is based on both competitive market analysis and individual and company performance assessments. The equity awards to Messrs. Rubin, Srivastava, Kamal and Gregoire and our other executive officers were approved by the committee on the recommendation of the chief executive officer and were subject to adjustment at its discretion.

        In 2016, our annual equity awards to our NEOs consisted of non-qualified stock options and PSUs with a mix of 50% of the value in the form of stock options and 50% of the value in the form of PSUs. Options granted to the NEOs under the 2011 MIP in 2016 have ten-year terms and vest ratably over three years. The PSUs vest 100% after three years from the grant date, and the number of shares issuable under the PSUs will depend on the company's total shareholder return ("TSR") during a three-year performance period compared with the TSR of the companies included in the S&P Health Care Services Industry Index as of January 1, 2016.

        Our annual equity awards for 2017 to our NEOs consisted of non-qualified stock options and PSUs with a grant value of 50% and 50%, respectively, of the aggregate value of the award to each executive. The options granted in 2017 similarly have ten-year terms and vest ratably over three years, and the PSUs vest 100% after three years from the grant date based on the company's TSR performance during the three-year period compared with the TSR of the companies included in the

S&P Health Care Services Industry Index as of January 1, 2017. Options and PSUs also automatically vest, and become immediately exercisable in the case of options, if the employment of our NEOs is terminated by us "without cause" or by the executive for "good reason" following a change in control of the company. See "Compensation of Named Executive Officers on Change in Control and Other Termination of Employment" below.

        The committee determines equity awards to our NEOs based on the following:

  (1)
  The value of the equity award is based on a percentage of the individual's base salary, taking into account several factors including the person's performance in the prior year, the nature of the individual's role, his or her potential contribution to the long term success of the company, and the importance of retaining and incenting that individual.

  (2)
  The number of shares associated with equity awards is calculated by dividing 50% of the total value of the award by a per share value yielded by a Black-Scholes model valuation for stock options and 50% of the total value of the award by a per share value yielded by a Monte Carlo simulation of performance outcomes for PSUs.

        The committee believes that determining an equity award based on a percentage of each executive's base salary and performance is consistent with best practices of the Peer Group and is the most appropriate basis on which to make equity awards, properly size the awards, recognize past performance and create incentives for future performance. The following table shows the base salary and the target value of each of the NEOs' annual equity awards in 2016 as a percentage of base salary:

2016 Annual Equity Award Targets

Named Executive Officer	Base Salary(1)	Equity Award Target(2)
Mr. Smith	$1,000,000	500%
Mr. Rubin	$520,000	250%
Mr. Srivastava	$600,000	250%
Mr. Kamal	$400,000	250%
Mr. Gregoire	$460,000	150%

(1)
Represents the rate of base salary established and effective as of 1/1/16. Base salary rates were increased as of 4/1/16.

(2)
Stock options are valued using the Black-Scholes model and PSUs are valued using a Monte Carlo simulation model of performance outcomes. For further information on how these values were determined, see below.

        We have historically placed a large emphasis on stock options because the committee believes that stock options are closely aligned with the creation of shareholder value, since the options do not have value unless our stock price increases. The stock options will only have the same value as the target grant values if our stock price increases by an amount which is equal to the per-share Black-Scholes value we use in determining the initial award grant. The table below indicates how much our stock price would have to increase in order to realize these grant values.

        In recent years we have also granted to our NEOs PSUs whose value is tied to our TSR over a three year performance period as compared to the S&P Health Care Services Industry Index. Although PSUs have upside opportunity if the company's TSR is above median for the index, they also have more downside risk than stock options. If TSR performance relative to the index is below median, NEOs will receive fewer shares at the end of the performance period, and if the company's TSR is below threshold levels, they will not receive any shares.

        The following table summarizes the equity awards made to the Named Executive Officers during 2016:

Actual 2016 Equity Awards

	Options		PSUs
Name Executive Officer	Number	Value(1)	Number	Value(2)	Total Value
	(#)	($)	(#)	($)	($)
Mr. Smith	109,601	2,499,999	25,615	2,500,024	5,000,023
Mr. Rubin	28,496	649,994	6,660	650,016	1,300,010
Mr. Srivastava	32,880	749,993	7,684	749,958	1,499,951
Mr. Kamal	21,920	499,995	5,123	500,005	1,000,000
Mr. Gregoire	15,125	345,001	3,535	345,016	690,017

(1)
Options were valued for purposes of the award at $22.81 per share using the Black-Scholes valuation model.

(2)
PSUs were valued for purposes of the award at $97.60 per share using a Monte Carlo simulation model.

        The options awarded on March 3, 2016 vest as to one-third on each of March 3, 2017, 2018 and 2019. The options are not subject to additional minimum performance thresholds, as they are inherently subject to the performance hurdle that they will only yield actual value if our stock price increases in the future.

        The PSUs will entitle the NEOs to receive a number of shares of the company's common stock determined over a three-year performance period beginning on January 1, 2016 and ending on December 31, 2018 and vest 100% on March 3, 2019, the settlement date, provided that the grantee remains in the service of the company on that date. The number of shares for which the PSUs will be settled will be a percentage of the shares for which the award is targeted and will depend on the company's "Relative TSR," expressed as a percentile ranking of the company's TSR as compared to the performance of the companies included in the S&P Health Care Services Industry Index on January 1, 2016. The number of shares for which the PSUs will be settled will vary from 0% to 200% of the shares specified in the grant, as follows:

Relative Total Shareholder Return Ranking over Measurement Period	Payout Percentage Level
75th Percentile or Higher	200%
50th Percentile	100%
25th Percentile	50%
< 25th Percentile	0%

        Under this formula, for every 1% of percentile ranking of TSR that the company achieves above the median of the companies included in the index, the PSU recipient will receive an additional 4% of target payout, and for every 1% of percentile ranking of TSR by which the company is below the median of the companies included in the index, the grant recipient will receive a reduced 2% of target payout. For example, if the company achieves a TSR for the measuring period which ranks 21st among 56 index companies (and this is at the 63.6th percentile), the grant recipient will receive 154.4% of the shares for which the grant is targeted on the settlement date. The S&P Health Care Services Industry Index was selected by the committee and includes a range of healthcare companies operating in several business segments including the company.

        For purposes of the PSU awards, TSR is determined by dividing the average closing share price of the company's common stock over the 30 trading days preceding January 1, 2019 by the average closing share price of the company's common stock over the 30 trading days beginning on January 1, 2016, with a deemed reinvestment of any dividends declared during the performance period. The vesting of the PSUs may accelerate upon a termination of employment following a change in control of the company as provided in the pertinent award notice.

        The following table shows the range of shares which may be issued upon settlement of the awards at various relative total shareholder return levels:

		< 25th Percentile		25th Percentile		50th Percentile		75th Percentile or More
Name	Target	%	# of Shares	%	# of shares	%	# of shares	%	# of shares
Mr. Smith	25,615	0	0	50	12,808	100	25,615	200	51,230
Mr. Rubin	6,660	0	0	50	3,330	100	6,660	200	13,320
Mr. Srivastava	7,684	0	0	50	3,842	100	7,684	200	15,368
Mr. Kamal	5,123	0	0	50	2,562	100	5,123	200	10,246
Mr. Gregoire	3,535	0	0	50	1,768	100	3,535	200	7,070

        The total equity award packages to the individuals were valued for purposes of determining the awards at $5,000,023, $1,300,010, $1,499,951, $1,000,000 and $690,017 for Messrs. Smith, Rubin, Srivastava, Kamal and Gregoire, respectively. The NEOs will only realize 50% of these values with respect to the stock options when the company's stock price exceeds the values indicated in the table below. The award values of the stock options were determined by our compensation consultant for purposes of determining the awards (and not for financial reporting purposes), based on the following assumptions:

							If Black-Scholes Value is Realized
				Risk- Free Interest Rate
Date of Grant	Exercise Price	Expected Term	Expected Volatility		Dividend Yield	Black- Scholes Value	Stock Price	Increase in Market Cap
03/03/16	$64.87	7 years	30.02%	1.76%	0.0%	$22.81	$87.68	$590 million

        Increase in market capitalization was estimated using weighted average fully-diluted shares outstanding of 25,877,000 as of December 31, 2015, as reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

        The award values of the PSUs were determined for purposes of determining the award, based on the following assumptions:

Date	Value	Performance Term	30-Day Average Stock Price	Dividend- Adjusted Valuation Date Stock Price	Expected Volatility	Expected Dividend Yield
	($)		($)	($)	(%)	(%)
3/3/16	97.60	36 mos.	56.96	64.87	26.82%	0%

        On March 3, 2017 the company awarded to the NEOs then serving the following options and PSUs under the 2016 Management Incentive Plan (the "2016 MIP"):

2017 Equity Awards

	Options		PSUs
Named Executive Officer	Number	Value(1)	Number	Value(2)	Total Value
	(#)	($)	(#)	($)	($)
Mr. Smith	120,690	3,150,009	41,317	3,150,008	6,300,017
Mr. Rubin	25,900	675,990	8,867	676,020	1,352,010
Mr. Srivastava	29,310	764,991	10,034	764,992	1,529,983
Mr. Kamal	19,923	519,990	6,821	520,033	1,040,023
Mr. Gregoire	15,884	414,572	5,438	414,593	829,165

(1)
Options were valued for purposes of the award at $26.10 per share using the Black- Scholes valuation model.

(2)
PSUs were valued for purposes of the award at $76.24 per share using a Monte Carlo simulation model.

        The options awarded to the NEOs have an exercise price of $68.50 per share, the closing price of the common stock on the date of the awards. The options awarded to the NEOs vest as to one-third on each of March 3, 2018, 2019 and 2020, and the PSUs vest as to 100% on March 3, 2020.

  Retirement Vehicles/Deferred Compensation

        We maintain a 401(k) savings plan which permits employees to defer compensation and to which the company makes matching contributions on behalf of the NEOs on the same basis as all other participants. We have never maintained a defined-benefit pension plan. We also operate a Supplemental Accumulation Plan ("SAP"), a non-qualified deferred cash compensation plan that is designed to enhance opportunities for retirement savings in the absence of any retirement programs other than our 401(k) plan. The SAP includes a discretionary component funded by us which is determined on an annual basis as a fixed percentage of an executive's base salary, and a voluntary deferral component under which the participant may make contributions from base or incentive compensation. For a description of the SAP, see "Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table—Deferred Compensation Plan" below. Awards for a given year are generally made in March of the following year. For 2016, Messrs. Smith, Rubin and Gregoire were each awarded in March 2017 a company contribution of 11% of his base salary. No SAP awards were made to Messrs. Srivastava and Kamal.

  Perquisites

        We have historically provided certain perquisites to a small number of our NEOs depending on his or her level within the company and the provisions of each person's employment agreement. The perquisite benefits we provide to the NEOs are designed as protection benefits (e.g., supplementing life and disability insurance to ensure three times base salary and 60% of salary coverage, respectively). We believe that providing these personal protection perquisites protects the interests of the individual executives, permitting them to focus on the long term success of the company. For further information on the perquisites provided to each NEO in 2016, see "Summary Compensation Table" below.

  Adjustments or Clawbacks of Compensation

        Under certain circumstances, we may have the right or the duty to adjust compensation before it is paid to the NEOs or to claw-back compensation after it is paid to our NEOs. Under Section 304 of the

Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our chief executive officer and chief financial officer must reimburse the company for any bonus or other incentive-based or equity-based compensation received by them during the 12-month period following the first public issuance or filing with the SEC (whichever first occurs) of the document embodying that financial reporting requirement and any profits realized by them from the sale of our securities during that 12-month period. We have also adopted a specific compensation recovery policy that covers our executive officers and other designated key employees under which our Management Compensation Committee has the discretion to recover any excess performance-based compensation paid to the covered person, which is based on a material financial restatement. The committee has the right to recover such excess compensation by a variety of means, to the extent allowed by law, including the cancellation or forfeiture of any vested or unvested incentive-based compensation, forfeiture of severance payments due or repayment of any incentive-based compensation previously paid. The committee also has the discretion to forego or reduce the amount of the recovery, including if the person's conduct did not cause or contribute to the material restatement. Under a provision of the Dodd-Frank Act which appears in Section 10D of the Exchange Act, the SEC and NASDAQ are to promulgate rules which require listed companies to recover incentive-based compensation paid during the previous three years that is based on financial information which the company is required to restate due to a material non-compliance with financial reporting requirements. The SEC and NASDAQ have not yet promulgated these rules.

        Under Section 12 of the 2016 MIP and predecessor equity plans, and by the terms of our equity award agreements, we have the right to declare equity awards to be forfeited or to recover any gains realized under any award under those plans, either during the term of a participant's employment or during the one year period following his or her termination of employment, if the participant engages in certain types of conduct described in the plans and considered injurious to the company. Section 12 of the 2016 MIP and predecessor equity plans also provide that any clawback or recoupment provision required under the Dodd-Frank Act will apply to awards under that plan.

  Equity Award Procedures Generally

        Our Policy Regarding Awards of Equity-Based Incentive Arrangements to Executive Officers and Other Employees deals with the terms, timing and pricing of equity awards and the process for the grant and approval of awards. The policy provides that the committee determines the number of shares covered by awards for our NEOs and the terms of those awards, including specified performance goals. It also provides that the committee establishes a pool of options, restricted shares, RSUs and PSUs which the chief executive officer has the power to award to other executive officers and employees generally. The actual number of options, restricted shares and RSUs or PSUs awarded annually to employees other than our NEOs and other senior executives is determined under the policy by our chief executive officer under delegated authority from the committee; awards are then made on the same date as the awards to our NEOs. Awards generally are made only once annually to officers and employees who are hired prior to January 1 of that year on the third business day in March unless otherwise determined by the committee. Awards of stock options must have an exercise price which is not less than the fair market value of the company's stock on the date of the award, measured by the closing price on NASDAQ. The purpose of this practice is to communicate and price equity awards to executive officers and employees early in the year, and to encourage them to attain the company's strategic objectives during the year. In a case where an executive or other employee is newly-hired or promoted or under other special circumstances, the award is made on the first business day of the month following the event giving rise to the award.

        The committee met in early February 2016 to tentatively set the percentage of base salary for which equity awards would be made. The 2016 equity awards were then approved on February 24, 2016 and awards were valued and made on March 3, 2016, as required by the company's equity award policy. The grant date of the awards followed the public announcement of the company's annual financial results for 2015 on February 29, 2016.

        We also grant stock options and RSUs in connection with the hiring of certain executives, and in connection with the signing of new or revised employment agreements with certain executives. We may also grant equity awards outside of the yearly cycle to an executive who undertakes substantial additional responsibility during the year. Under our policy, awards made in connection with new hires, promotions or under other special circumstances, are made effective on the first business day of the month following the relevant event.

        In most cases, our equity plans restrict the transferability of awards, permitting only transfers to certain family members and entities held by or established for the benefit of family members.

        The company recognizes compensation expense for financial statement reporting purposes under Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, "Stock Compensation" ("ASC Topic 718") based on the grant-date value of the awards. The company recognizes substantially all of the compensation cost associated with the awards of stock options, PSUs and RSUs on a straight-line basis over the specified service period, which is generally the three-year vesting term. The Black-Scholes grant-date values of option awards are recognized as compensation expense on a straight-line basis over the vesting period. Awards of PSUs are valued using a Monte Carlo simulation of performance outcomes, and the value is recognized as stock compensation expense on a straight-line basis over the vesting period. Awards of RSUs have a grant date value equal to the closing market price of shares underlying the RSUs on the date of the award. Where vesting of the RSU awards is conditioned on the achievement of minimum performance thresholds, the expense is accrued during the performance period and is estimated using the most probable outcome of the performance thresholds, and adjusted as the expected outcome changes. For further information on our accounting methods for equity awards, see Notes 2 and 6 to the consolidated financial statements included in the company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on February 24, 2017.

  Equity Ownership Policy

        Our board has adopted an equity ownership policy which requires our executive officers to maintain ownership of a specified minimum value of our stock and other equity-linked securities, in order to ensure that their financial interests remain aligned with those of our shareholders. The policy applies to our chief executive officer, chief financial officer, our other officers who are considered "executive officers" under Section 16(b) of the Exchange Act and certain other officers with a title of senior vice president who report directly to our chief executive officer. Under the policy, our chief executive officer is required to hold equity with a current fair market value equal to at least five times his base salary; our chief financial officer is required to hold equity with a current fair market value equal to at least three times his base salary; and various other executive officers are required to maintain equity with a current fair market value equal to at least two times their base salary. The policy prohibits a covered executive officer from making any sales or other transfers of equity if its requirements are not then met by the executive officer or if any such sale or other transfer would cause the executive officer not to meet those requirements.

  Equity Hedging and Pledging Policies

        Our stock trading policy includes a policy which prohibits our directors, officers and employees from transferring to another person all or any part of the economic risk (either positive or negative) of any equity award, either by contract, by substituting securities or any other arrangement which has that effect. The policy also prohibits directors, officers and employees from purchasing equity securities of the company on margin or pledging such equity securities as collateral for a loan.

  Compensation of Named Executive Officers upon a Change in Control and Other Termination of Employment

        The company has agreed under the terms of the employment and applicable award agreements with its NEOs to provide them with the following payments and other benefits upon termination under the specified scenarios.

Severance Benefits

	Without Cause/For Good Reason				Change in Control(1)
	Severance Pay	Annual Bonus	Other Benefits(2)	Vesting of Equity	Severance Pay	Annual Bonus	Other Benefits(2)	Vesting of Equity(3)
Mr. Smith	2x Base Salary	2x Target	18 months	All Awards(4)	3x Base Salary(5)	3x Target(5)	18 months	All Awards
Mr. Rubin	1x Base Salary	Prorated	12 months	All Awards(6)	2x Base Salary	Prorated + 2x Target	18 months	All Awards
Mr. Srivastava	1x Base Salary	Prorated	12 months	—	2x Base Salary	Prorated + 2x Target	18 months	All Awards
Mr. Kamal	1x Base Salary	Prorated	12 months	—	2x Base Salary	Prorated + 2x Target	18 months	All Awards
Mr. Gregoire	1x Base Salary	Prorated	12 months	—	2x Base Salary	Prorated + 2x Target	18 months	All Awards

(1)
Termination will be considered in connection with a change in control if it occurs within 2 years after the change in control without cause or for good reason by the executive.

(2)
Other Benefits includes medical, dental, vision and prescription drug coverage. If the executive elects COBRA at termination, the company will pay the employer portion of the COBRA premium for the period of time indicated.

(3)
Unvested stock options will vest immediately and the executive will have the remaining term to exercise them. Unvested RSUs will continue to vest as if executive were still employed and unvested PSUs will vest immediately at targeted share amounts.

(4)
Stock options will vest immediately and Mr. Smith will have one year to exercise them, or the remaining term of the option, whichever is less. RSUs will continue to vest as if he were still employed and PSUs will vest immediately at targeted share amounts.

(5)
These amounts are payable in a lump sum upon termination.

(6)
Mr. Rubin's employment agreement provides that if he retires from employment with the company as defined under the company's Equity Retirement Policy, except the requirement he be age 65 or older, all his outstanding and unvested stock options, RSUs and PSUs will continue to vest in accordance with their terms as if he were still employed.

  Review of Risks and Incentives

        We seek to implement compensation policies and practices that encourage the careful management of operating and financial risk. We believe that our compensation policies and practices as they relate to our executive officers and employees are currently well-aligned with this risk-management objective. Each year the committee reviews all of the compensation programs that the NEOs and all other employees participate in to determine the level of risk and whether it is appropriate and the controls that are in place for mitigating risk.

        In order to manage our risk in compensation decisions and to align the incentives that we provide to our executive officers and employees with the interests of our shareholders, we provide a diversified set of incentives. These are carefully balanced between fixed cash compensation (base salary), short-term variable cash incentives (awards under the ICP) and long-term incentives (awards of PSUs which depend on company TSR performance relative to TSR performance of a set of index companies, non-qualified stock options, and performance-based cash awards under the 2016 MIP and predecessor equity plans). Our base salary is designed to provide basic financial security to our executive officers and other employees, with the amount set at a level designed to reflect the degree of influence which the recipient has over company performance and competitive for the employee's role as compared to similar roles in organizations that are similar in size and scope as reported in salary surveys.

        Awards of short-term bonuses under our ICP are based on a percentage of an executive officer's or other employee's base salary, to reflect the level of impact that the individual has over our corporate performance and to provide an incentive appropriate to the individual's position in the company. Our ICP awards are based in large part on achievement of the segment profit targets set for the company or for particular business segments of our overall business set on an annual basis by the board and to a lesser degree on the annual growth of company-wide adjusted net income, which is reflected in our audited year-end financial statements. See "Annual Bonuses" above. Higher target bonus percentages are assigned to the NEOs who face a higher degree of accountability for the company's annual performance and to be competitive in order to recruit and retain the level of executive talent we need to be successful. We believe that this individualized approach serves as a factor mitigating the operating and financial risk that we face in awarding short-term cash bonuses. Another factor mitigating the risks of awarding short-term cash bonuses is that our mix of total compensation is weighted heavily toward long-term equity incentives, which motivates our NEOs to build long-term shareholder value.

        In making long-term equity awards, we have sought to carefully balance the risks and incentives posed by stock options and PSU awards. In 2016, we awarded options with a value equal to 50% of the total equity award and PSUs with a value equal to 50% of the total award. The stock option awards have a term of 10 years and vest over a three-year period. The result is that the incentive is long-term in nature, is earned over a period of years, and provides for participation in future value creation as measured by the company's stock price performance. The PSU awards are designed to expose the recipient to the risk that the company's TSR will underperform relative to a peer group of companies and provide a retention incentive due to the value that is received upon vesting. These awards also vest over a three-year period, creating a long-term incentive for the recipient to maintain and increase the company's stock price. Our PSU awards are earned based on relative TSR performance and are settled after a three-year performance period, mitigating any risk that the settlement will be based on short and potentially unrepresentative performance. See "Equity Awards" above. Prior to 2016, we made RSU awards which include minimum performance thresholds which require the company to meet certain minimum earnings per share ("EPS") and return on equity ("ROE") thresholds over the three-year (or four-year in the case of Mr. Smith's sign-on equity award) vesting period, so that the current value associated with the RSUs cannot be realized unless the company meets those minimum performance vesting thresholds. While our stock price may be subject to periodic short-term fluctuation in response to factors other than long-term company performance, we believe that the terms of our equity awards create incentives to create real, long-term value in our stock, while avoiding risks that are reasonably likely to have a material adverse effect on the company.

        Under the terms of the 2016 MIP and other equity plans and our equity award agreements, we have the right to adjust compensation before it is paid or to claw-back compensation after it is paid, if the participant engages in certain types of conduct considered injurious to the company. See "Adjustments or Clawbacks of Compensation" above. In addition, Section 304 of the Sarbanes-Oxley Act affords the company clawback rights against the chief executive officer and chief financial officer if an accounting restatement is necessary due to misconduct. We have also adopted a formal compensation recovery policy which allows our Management Compensation Committee to recover any excess performance-based compensation if we declare a material financial restatement. These clawback rights are designed to mitigate several risks by removing incentives for different types of negative conduct and help assure accountability if the situations to which they apply should arise. Our equity ownership policy, which is described above under "Equity Ownership Policy," is also designed to mitigate the risks of awarding equity to our Named Executive Officers by requiring them to always have personal economic exposure to the company's stock price performance which is material relative to their base salary.

  Consideration of Shareholder Votes on Executive Compensation

        At our 2016 annual meeting, we held an advisory vote on the compensation of our NEOs. Our shareholders voted to approve our executive compensation, with 96.6% of all of the shares that voted on the matter (excluding abstentions and broker non-votes) voting in favor.

        In connection with the meeting, we reached out to many of our larger shareholders to hear if they had any particular concerns regarding our compensation practices. Two institutional shareholders expressed a preference for eliminating our classified board structure. After considering this preference in light of the various reasons for and against a classified board, we decided to adopt a proposal to gradually declassify our board following the 2017 annual meeting. Some of the shareholders contacted indicated that they planned to follow or consider the recommendations of the proxy advisory services, Institutional Shareholder Services, Inc. ("ISS") and Glass, Lewis & Co., LLC ("Glass Lewis").

        Prior to the 2016 shareholder meeting, both ISS and Glass Lewis issued a positive recommendation regarding our executive compensation vote. ISS's positive recommendation was based on the company's emphasis on aligning pay for performance in its compensation practices and the elimination of the company's excise tax gross-up arrangement with Mr. Rubin in early 2016. Glass Lewis' positive recommendation was based on its assessment that the company properly aligned executive compensation with financial performance and made positive changes to its pay practices.

        We last held an advisory vote on how often we should hold our advisory vote on the compensation of our NEOs at our 2014 annual meeting. At that meeting, our shareholders voted, by a large majority, for an annual vote. Based on these voting results, we determined to hold our advisory vote on executive compensation on an annual basis.

  Loans to Executive Officers and Board Members

        The committee has determined not to provide loans of any sort, including, but not limited to, relocation loans and loans to pay the exercise price of stock options to our NEOs or members of the board of directors. No such loans are outstanding.

  Deductibility of Executive Compensation

        Section 162(m) of the IRC generally limits the deductibility of compensation paid each year to a publicly-held company's chief executive officer and to its three most highly paid senior executive officers, other than the chief financial officer, to $1 million per person. Excluded from the $1 million limitation is compensation that, among other things, meets pre-established performance criteria. The committee's objective is to structure our compensation programs to maximize the deductibility of compensation paid under Section 162(m), but the committee may provide compensation that may not be tax deductible when under the circumstances it would be in the company's best interests to do so, and has done so in certain instances in recent years.

Report of Management Compensation Committee

        The Management Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

The Management Compensation Committee
Mary F. Sammons (Chair) Kay Coles James Michael S. Diament

Summary Compensation Table for 2016, 2015 and 2014

        The following table sets forth, for the three years ended December 31, 2016, 2015 and 2014, the compensation paid by the company to our principal executive officer, principal financial officer and the three next most highly compensated executive officers serving at December 31, 2016 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Base Salary	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)		($)		($)	($)	($)
Barry M. Smith	2016	1,000,000	2,500,024		1,686,496		2,110,275	154,588	7,451,383
Chief Executive Officer	2015	1,000,000	1,062,500		2,948,095		1,002,375	148,174	6,161,144
	2014	975,000	—	(1)	—	(1)	1,505,000	141,587	2,621,587
Jonathan N. Rubin	2016	535,600	650,016		438,485		659,295	82,717	2,366,113
Chief Financial Officer	2015	515,261	390,007		838,698		312,741	80,041	2,136,748
	2014	496,808	313,122		800,197		467,173	78,556	2,155,856
Sam K. Srivastava	2016	609,000	749,958		505,944		784,036	7,950	2,656,888
Chief Executive Officer	2015	590,000	350,030		971,144		231,660	7,950	2,150,784
Magellan Healthcare	2014	518,846	121,263		634,339		486,948	7,800	1,769,196
Mostafa M. Kamal	2016	412,000	500,005		337,296		492,204	30,300	1,771,805
Chief Executive Officer	2015	325,000	67,149		798,408		351,984	30,300	1,572,841
Magellan Rx Management(2)
Daniel N. Gregoire	2016	470,350	345,016		232,737		361,386	78,582	1,488,071
General Counsel	2015	453,402	189,720		526,371		195,503	72,736	1,437,732
	2014	430,245	189,685		484,743		269,529	68,529	1,442,731

(1)
Mr. Smith began serving as chief executive officer on 1/1/13. Mr. Smith received sign-on awards of stock options and RSUs on 2/1/13 which were intended to cover his equity awards for 2013 and 2014, and he received no additional equity award in 2014. He began receiving an annual award in 2015.

(2)
Mr. Kamal began serving as chief executive officer of Magellan Rx Management in July 2015.

  Base Salary Column

        The figures shown in this column represent amounts actually paid to the NEOs during the fiscal year. The company ordinarily implements new pay rates for the year on April 1 of each year.

  Stock Awards Column

        The figures shown in this column represent the aggregate grant date fair values for financial reporting purposes of PSUs awarded in 2016, PSUs and RSUs awarded in 2015 and RSUs awarded in 2014 computed in accordance with ASC Topic 718, without any discount attributable to estimated forfeitures. The PSU awards made in 2016 were valued for financial reporting purposes using a Monte Carlo simulation at the following value using the following assumptions:

Date	Value	Performance Term	30-Day Average Stock Price	Dividend- Adjusted Valuation Date Stock Price	Expected Volatility	Expected Dividend Yield
	($)		($)	($)	(%)	(%)
3/3/16	97.60	36 mos.	56.96	64.87	26.82%	0%

        For further information regarding the determination of the fair value of the PSUs, see Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

  Option Awards Column

        The amounts shown in this column represent the grant date fair values of the options awarded in 2016, 2015 and 2014 computed in accordance with ASC Topic 718. The values and assumptions used to determine the compensation expense of the awards for financial reporting purposes differ from the values and assumptions used by the Management Compensation Committee to determine the size of the awards, which are described under "Compensation Discussion and Analysis—Equity Awards." The option awards made in 2016 were valued for financial reporting purposes based on the following assumptions:

Date	Risk-Free Interest Rate	Expected Life	Expected Volatility	Dividend Yield	Term	Market Value/ Exercise Price	Grant Value
	(%)	(Yrs.)	(%)	(%)	(Yrs.)	($)	($)
03/03/16	1.17	4	27.75	0	10	64.87	15.387594

        For further information regarding the determination of the fair value of the options, see Note 6 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

  Non-Equity Incentive Plan Compensation Column

        The amounts shown in this column represent performance-based cash compensation amounts awarded under the ICP for service during the indicated year but paid in the following year. See "Compensation Discussion and Analysis—Compensation Program Components and Rationale for our Named Executive Officers—Annual Bonuses" above for a discussion of the awards and how the amounts paid were determined.

  All Other Compensation Column

        The amounts set forth in this column include:

Name	Company Matching 401(k) Contributions	SAP Contribution	Supplemental Life Insurance	Supplemental LTD	Tax Gross-Up
	($)	($)	($)	($)	($)
Mr. Smith	0	110,000	13,904	10,775	19,909
Mr. Rubin	7,950	59,488	777	9,271	5,231
Mr. Srivastava	7,950	0	0	0	0
Mr. Kamal	7,950	0	0	0	0
Mr. Gregoire	7,950	52,118	6,940	6,510	5,064

        Supplemental LTD amounts are supplemental long-term disability insurance coverage provided to certain executives. In addition to the amounts in the table, Mr. Kamal received $22,350 on April 1, 2016 which was related to an option grant that should have occurred in May 2014, but due to an administrative oversight was not granted until April 2015. The cash payment represents the difference in stock price between May 1, 2014 and April 1, 2015, multiplied by the number of options that would have been granted in May 2014. The aggregate amount will be paid in three installments on April 1, 2015, 2016 and 2017, provided he remains employed on the payment dates.

Grants of Plan-Based Awards for 2016

        The following table sets forth, for the year ended December 31, 2016, information regarding grants of non-equity incentive plan awards and all other stock and option awards to the Named Executive Officers.

								All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(# of Shares)	($/Sh)	($)
Barry M. Smith		600,000	1,500,000	3,000,000
	3/3/16				12,808	25,615	51,230			2,500,024
	3/3/16							109,601	64.87	1,686,496
Jonathan N. Rubin		162,240	405,600	811,200
	3/3/16				3,330	6,660	13,320			650,016
	3/3/16							28,496	64.87	438,485
Sam K. Srivastava		183,600	459,000	918,000
	3/3/16				3,842	7,684	15,368			749,958
	3/3/16							32,880	64.87	505,944
Mostafa M. Kamal		99,840	249,600	499,200
	3/3/16				2,562	5,123	10,246			500,005
	3/3/16							21,920	64.87	337,296
Daniel N. Gregoire		94,760	236,900	473,800
	3/3/16				1,768	3,535	7,070			345,016
	3/3/16							15,125	64.87	232,737

  Estimated Future Payouts Under Non-Equity Incentive Plan Awards Columns

        The indicated values represent possible cash awards under the ICP. For a discussion of the operation of the ICP, see "Compensation Discussion and Analysis—Annual Bonuses" above. Actual awards made under the ICP for service in 2016 are set forth under the column "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table for 2016, 2015 and 2014" above. The maximum award represents 200% of the applicable target award, which is a specified percentage of the NEO's base salary. The committee retains discretion to award a higher amount under the ICP if it elects to do so.

  Estimated Future Payouts Under Equity Incentive Plan Awards Columns

        The indicated values represent settlement of PSUs at target share award levels. The actual number of shares settled depends on the Company's TSR during the three-year performance period, as described under "Compensation Discussion and Analysis—Equity Awards" above.

  Grant Date Fair Value of Stock and Option Awards Column

        The grant date fair values of options shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718. The grant date fair values of option awards for purposes of determining awards and the assumptions used in calculating those values is described under "Compensation Discussion and Analysis—Equity Awards" above. The grant date fair values of PSUs shown in this column represent the amounts used by the company for financial reporting purposes calculated in accordance with ASC Topic 718. The grant date fair values of the PSU awards for purposes of determining awards and the assumptions used in calculating those values are described under "Compensation Discussion and Analysis—Equity Awards."

Narrative to the Summary Compensation Table and the Grants of Plan-Based Awards Table

        Base Salary.    The base salary and the other terms of our employment agreements with our NEOs are set forth under "Compensation Discussion and Analysis—Base Salary" and "—Compensation of Named Executive Officers upon a Change of Control and Other Terminations of Employment" above and under "Executive Officers—Employment Contracts and Termination of Employment and Change of Control Payments" below.

        Annual Incentive Plan.    In 2016, the executive officers were eligible to participate in the company's ICP, which was designed to provide bonus awards to officers and other employees and which aligns individual employees' performance goals with the company's and his or her individual business segment performance and our corporate growth strategy. In 2016, the target bonus award levels for the executive officers ranged from 50% to 150% of base salary, as generally specified in their employment agreements. For 2016, Messrs. Smith, Rubin, Srivastava, Kamal and Gregoire were entitled to an annual target bonus opportunity of 150%, 75%, 75%, 60% and 50%, respectively. Based on performance in relation to applicable targets, the amount of bonus can range from 0% to 200% of this target percentage, depending on individual and company performance. Awards are based on the company meeting or exceeding specified financial goals, as described in "Compensation Discussion and Analysis—Annual Bonuses" above. Based on the financial results attained for 2016, the Company paid ICP awards on March 15, 2017 in the following amounts:

	Bonus Payment Amount	Percent of Target	Base Salary + Bonus Payment	Base Salary and Bonus as a Percent of Total Compensation*
	($)	(%)	($)	(%)
Mr. Smith	2,110,275	140.7	3,110,275	42
Mr. Rubin	659,295	162.5	1,194,895	51
Mr. Srivastava	784,036	170.8	1,393,036	52
Mr. Kamal	492,204	197.2	904,204	51
Mr. Gregoire	361,386	152.5	831,736	56

*
Total compensation is as set forth in the Total column in the Summary Compensation Table.

        2011 Management Incentive Plan.    The shareholders approved the 2011 MIP at the annual meeting of shareholders held on May 18, 2011. The 2011 MIP is administered by the Management

Compensation Committee of the board and allows several types of long-term incentives including stock options, stock appreciation rights, restricted stock awards, restricted stock units ("RSUs"), performance-based restricted stock units ("PSUs") and performance-based cash awards. The plan authorized awards covering a total of up to 5,000,000 shares of common stock, plus the amount of future forfeitures and expirations under the 2008 Management Incentive Plan, the 2006 Management Incentive Plan, the 2003 Management Incentive Plan and the 2006 Directors' Equity Compensation Plan. The 2011 MIP also permits grants of equity to non-employee directors. On March 3, 2016, the company awarded to Messrs. Smith, Rubin, Srivastava, Kamal and Gregoire non-qualified stock options under the 2011 MIP for 109,601, 28,496, 32,880, 21,920 and 15,125 shares exercisable at a price of $64.87 per share, vesting in three equal annual installments on March 3, 2017, 2018 and 2019. All of the options have a term of 10 years and vesting is conditional on the grantee's continued service with the company on those vesting dates. The grant date values of the option awards and the assumptions used in calculating them, used for purposes of determining the awards are described under "Compensation Discussion and Analysis—Equity Awards" above.

        The company also issued to Messrs. Smith, Rubin, Srivastava, Kamal and Gregoire on March 3, 2016 under the 2011 MIP, PSUs for 25,615, 6,660, 7,684, 5,123 and 3,535 shares, respectively. The PSUs entitle the grantee to receive a number of shares determined over a three year performance period ending on December 31, 2018 and vesting on March 3, 2019, the settlement date, provided that the grantee remains in the company's service on that settlement date. The number of shares for which the PSUs will be settled will be a percentage of the shares for which the award is targeted and will depend on the company's relative total shareholder return expressed as a percentile ranking of the company's total shareholder return as compared with a company-selected peer group, which include the 56 companies comprising the S&P Health Care Services Industry Index on January 1, 2016. The grant date values of these PSU awards and the assumptions used in calculating them used for purposes of determining the awards and the performance conditions and other terms of the PSUs is described under "Compensation Discussion and Analysis—Equity Awards" above.

        The shareholders approved the 2016 MIP at the annual meeting of shareholders held on May 18, 2016. The 2016 MIP authorized awards covering a total of 4,000,000 shares of common stock, plus the amount of future forfeitures and expirations under the 2011 MIP, the 2008 Management Incentive Plan, the 2006 Management Incentive Plan and the 2006 Directors' Equity Compensation Plan. Equity awards in 2017 were made under the 2016 MIP.

        Perquisites.    Mr. Smith is only provided the same perquisites as other senior executive officers. The employment agreements with Messrs. Rubin, Srivastava, Kamal and Gregoire entitle them to the benefits of employment as are from time to time provided to salaried employees of the company or adopted for employees at their level of responsibility. Under the company's benefit arrangements, each of them (except Messrs. Srivastava and Kamal) receives supplemental life and disability insurance. The company does not provide perquisites other than supplemental life and disability insurance. The company also provides a gross-up payment to cover the tax cost to Messrs. Smith, Rubin and Gregoire of receiving the supplemental benefits. For a summary of various provisions in those employment agreements in the event of a termination of employment without cause or for good reason, see "Employment Contracts and Termination of Employment and Change of Control Payments" below.

        Deferred Compensation Plan.    The Supplemental Accumulation Plan (the "SAP") is a deferred compensation plan which is designed to promote the retention of key executives. Annually, the Management Compensation Committee approves a percentage contribution for certain executive officers. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. For 2016, the Company awarded Messrs. Smith, Rubin and Gregoire a company contribution of 11% of base salary. Both company and voluntary contributions are paid to a trust sponsored by a third party administrator and credited with investment in one or more mutual funds selected by the respective executive officer. Returns on each individual's account balance are based on the performance of his or her selected investment options.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer based on his or her distribution election following termination from the company, provided that the executive officer has complied with covenants not to compete with the company during that time period and the termination was not "for cause."

        The terms of the SAP provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change in control of the company (as defined in the SAP document).

        The company does not maintain any defined benefit pension plans.

Outstanding Equity Awards at December 30, 2016

        The following table sets forth for the Named Executive Officers the number of shares and the value of option and stock awards as of December 30, 2016.

	Option Awards					Stock Awards
								Market Value of Shares or Units of Stock That Have Not Vested(1)
	Number of Securities Underlying Unexercised Options					Number of Shares or Units of Stock That Have Not Vested
				Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable
	(#)	(#)		($)		(#)		($)
Barry M. Smith	267,494	53,498	(2)	51.79	02/01/23
	70,225	140,449	(3)	63.95	03/04/25
	—	109,601	(4)	64.87	03/03/26
						15,205	(5)	1,144,176
						12,500	(6)	940,625
						25,615	(7)	1,927,529
Jonathan N. Rubin	39,242	19,621	(8)	60.39	03/05/24
	23,765	47,528	(9)	53.72	11/02/25
	—	28,496	(4)	64.87	03/03/26
						1,903	(10)	143,201
						3,456	(11)	260,064
						4,840	(12)	364,210
						6,660	(7)	501,165
Sam K. Srivastava	60,000	—		61.32	10/01/23
	15,194	7,597	(8)	60.39	03/05/24
	16,667	8,333	(13)	57.12	08/01/24
	23,133	46,266	(3)	63.95	03/04/25
	—	32,880	(4)	64.87	03/03/26
						1,338	(11)	100,685
						4,118	(6)	309,880
						7,684	(7)	578,221
Mostafa M. Kamal	157	—		53.00	03/05/23
	1,481	2,960	(3)	63.95	03/04/25
	1,667	3,333	(14)	71.00	04/01/25
	16,667	33,333	(15)	60.55	08/03/25
	—	21,920	(4)	64.87	03/03/26
						29	(10)	2,182
						115	(11)	8,654
						395	(6)	29,724
						350	(16)	26,338
						5,123	(7)	385,506
Daniel N. Gregoire	29,551	—		49.10	03/03/21
	38,769	—		47.46	03/05/22
	36,961	—		53.00	03/05/23
	23,772	11,886	(8)	60.39	03/05/24
	12,539	25,076	(3)	63.95	03/04/25
	—	15,125	(4)	64.87	03/03/26
						1,156	(10)	86,989
						2,093	(11)	157,498
						2,232	(6)	167,958
						3,535	(7)	266,009

(1)
Market value is calculated based on the closing price of $75.25 on 12/30/16, the last trading day prior to 12/31/16.

(2)
The options were awarded on 2/1/13 and the remaining unvested options vest 2/1/17.

(3)
The options were awarded on 3/4/15 and the remaining unvested options vest as to 50% on each of 3/4/17 and 3/4/18.

(4)
The options were awarded on 3/3/16 and vest as to 33 1/3% on each of 3/3/17, 3/3/18 and 3/3/19.

(5)
The RSU award was made on 2/1/13 and 66 2/3% of the unvested RSUs as of 12/31/16 did not vest on 2/1/16 when scheduled because the relevant earnings per share ("EPS") and return on equity ("ROE") performance hurdles for those RSUs were not met in 2015; however, for 2016, the company met the ROE performance hurdle and that portion vested on 2/1/17, but it did not meet the EPS performance hurdle for the remaining unvested RSUs, so 50% of that tranche remains outstanding and will vest if the EPS performance hurdle is met, or be forfeited if it is not met by 2021.

(6)
The PSU award represents a target award made on 3/4/15 and the number of shares for which the award will actually be settled will be determined at the end of a three-year performance period extending through 12/31/17.

(7)
The PSU award represents a target award made on 3/3/16 and the number of shares for which the award will actually be settled will be determined at the end of a three-year performance period extending through 12/31/18.

(8)
The options were awarded on 3/5/14 and the remaining unvested options vest on 3/5/17.

(9)
The options were awarded on 11/2/15 and the remaining unvested options vest as to 50% on each of 11/2/17 and 11/2/18.

(10)
The RSU award was made on 3/5/13 and the unvested RSUs as of 12/31/16 did not vest on 3/5/16 when scheduled because the relevant EPS and ROE performance hurdles for those RSUs were not met in 2015; however for 2016, the performance hurdles were met and they vested on 3/5/17.

(11)
The RSU award was made on 3/5/14 and 50% of the unvested RSUs as of 12/31/16 did not vest on 3/5/16 when scheduled because the relevant EPS and ROE performance hurdles for those RSUs were not met in 2015; however for 2016, the performance hurdles were met and they vested on 3/5/17.

(12)
The RSU award was made on 11/2/15 and the remaining RSUs vest as to 50% on each of 11/2/17 and 11/2/18.

(13)
The options were awarded on 8/1/14 and the remaining unvested options vest on 8/1/17.

(14)
The options were awarded on 4/1/15 and the remaining unvested options vest as to 50% on each of 4/1/17 and 4/1/18.

(15)
The options were awarded on 8/3/15 and the remaining unvested options vest as to 50% on each of 8/3/17 and 8/3/18.

(16)
The RSU award was made on 3/4/15 and the remaining RSUs vest as to 50% on each of 3/4/17 and 3/4/18.

Option Exercises and Stock Vested for 2016

        The following table sets forth for the Named Executive Officers the number of shares acquired and the value realized upon the exercise of stock options and the vesting of stock awards during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting
	(#)	($)	(#)	($)
Barry M. Smith	—	—	—	—
Jonathan N. Rubin	60,513	1,222,323	2,420	122,331
Sam K. Srivastava	—	—	—	—
Mostafa M. Kamal	—	—	175	11,403
Daniel N. Gregoire	—	—	—	—

(1)
The value realized on exercise of stock options is equal to the sale price reported in the executive's Form 4, where options were exercised and the shares issued under those options were immediately sold, less the exercise price, multiplied by the number of shares acquired.

(2)
The performance-vesting RSUs which were scheduled to vest in 2016 did not vest in 2016 because the applicable EPS and ROE performance hurdles were not met in 2015. Mr. Rubin and Kamal's stock awards vested as long as the grantee was employed on the vesting date.

  Value Realized on Stock Options Exercised

        The value realized on exercise of stock options in 2016 was calculated as follows:

Name	Date of Award	Exercise Date	Exercise Price	# of Options Exercised	Sale Price	Value Realized on Exercise
			($)	(#)	($)	($)
Mr. Rubin	3/5/13	11/29/16	53.00	7,177	73.0125	143,630
	3/5/13	11/30/16	53.00	7,620	73.0120	152,491
	3/5/13	12/01/16	53.00	1,150	73.2260	23,260
	3/5/13	12/05/16	53.00	1,600	73.0484	32,077
	3/5/13	12/06/16	53.00	13,013	73.0472	260,874
	3/5/13	12/07/16	53.00	29,953	73.3649	609,990

  Value Realized on Vesting of Stock Awards

        The values realized on vesting of stock awards in 2016 was calculated as follows:

Name	Date of Award	Type of Award	Vesting Date	# of Shares Vested	# of Shares Withheld	Net # of Shares Issued	Market Price	Net Value Realized
				(#)	(#)	(#)	($)	($)
Mr. Rubin	11/02/15	RSU	11/02/16	2,420	831	1,589	50.55	122,331
Mr. Kamal	3/04/15	RSU	03/04/16	175	72	103	65.16	11,403

Nonqualified Deferred Compensation

        The following table sets forth for the Named Executive Officers information regarding contributions, earnings, withdrawals and balances for our SAP, a nonqualified deferred compensation plan, for the year ended December 31, 2016 and as of that date. For further information regarding our SAP, see "Compensation Discussion and Analysis—Retirement Vehicles/Deferred Compensation" above.

Name	Executive Contributions in 2016	Company Contributions in 2016(1)	Aggregate Earnings/ (Losses) in 2016(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2016(2)
	($)	($)	($)	($)	($)
Barry M. Smith	501,188	110,000	139,137	—	2,966,327
Jonathan N. Rubin	—	57,200	36,628	—	502,430
Sam K. Srivastava	—	—	—	—	—
Mostafa M. Kamal	—	—	—	—	—
Daniel N. Gregoire	—	50,600	(1,947)	—	518,315

(1)
The contributions included in this column do not include SAP contributions made by the company in March 2017 for service in 2016 in the following amounts: $110,000 for Mr. Smith, $59,488 for Mr. Rubin, $0 for Mr. Srivastava, $0 for Mr. Kamal and $52,118 for Mr. Gregoire. These contributions are included in the "Summary Compensation Table for 2016, 2015 and 2014" above under the column "All Other Compensation" and the related footnotes. The contributions included in this column were made in March 2016 for service in 2015.

(2)
The amounts included in this column are not included in the individual's compensation specified in the "Summary Compensation Table for 2016, 2015 and 2014" above. The amounts are based on contributions and returns generated in their SAP accounts for all plan years held in a separate trust and administered by a third party.

 EXECUTIVE OFFICERS

Executive Officers of the Company

Name	Age	Position	Year Appointed
Barry M. Smith	63	Chief Executive Officer	2013
Jonathan N. Rubin	53	Chief Financial Officer	2008
Sam K. Srivastava	49	Chief Executive Officer, Magellan Healthcare	2014
Mostafa M. Kamal	36	Chief Executive Officer, Magellan Rx Management	2015
Daniel N. Gregoire	61	General Counsel and Secretary	2005
Caskie Lewis-Clapper	52	Chief Human Resources Officer	2004

        Information for Barry M. Smith, our current chief executive officer, is presented above under "Directors."

        Jonathan N. Rubin.    Prior to joining the company in 2008, Mr. Rubin served as senior vice president, Dental and Vision for Cigna Health and senior vice president and chief financial officer of the HealthCare Division of Cigna Healthcare, Cigna's largest division, from 2004 to 2008. He previously served in various capacities with Cigna from 1985 to 2004. He currently serves on the boards of directors of American School for the Deaf and Jewish Teen Learning Connections.

        Sam K. Srivastava.    Prior to joining the company in 2013, Mr. Srivastava served as president of the national and senior segments at Cigna Health. Prior to joining Cigna, he served in executive leadership positions with UnitedHealth Group and HealthNet. He currently serves on the advisory boards of the Yale School of Public Health and Oliver Wyman.

        Mostafa M. Kamal.    Mr. Kamal previously served as senior vice president and general manager of Magellan Rx Management's specialty pharmacy business, as well as its chief underwriting officer. From 2011 to 2014, Mr. Kamal was vice president of pricing, underwriting and analytics. Before joining the company, he served as director of strategy and analytics at Medco Health Solutions, Inc. (now known as Express Scripts). He currently serves as a director of the Pharmaceutical Care Management Association.

        Daniel N. Gregoire.    Prior to joining the company in 2005, Mr. Gregoire was executive vice president, general counsel and secretary of Oxford Health Plans, Inc., a New York Stock Exchange-listed managed care company, from 2000 to 2004. Prior to joining Oxford, Mr. Gregoire was an attorney and shareholder with Sheehan Phinney Bass & Green PA, a Manchester, New Hampshire-based law firm, from 1981 to 2000.

        Caskie Lewis-Clapper.    Ms. Lewis-Clapper has held several senior positions in human resources since joining the company in 1999. Prior to joining Magellan, Ms. Lewis-Clapper served as Human Resources Operations lead for Helix Health, a Baltimore, Maryland-based health care system. Prior to joining Helix, she was with General Physics Corporation, where as a staff consultant she worked with clients across several industries on learning, organizational development and performance improvement initiatives.

Employment Contracts and Termination of Employment and Change of Control Payments

        The following is a description of certain provisions of employment agreements between the company and the Named Executive Officers.

        Barry M. Smith.    The company appointed Mr. Smith to the position of chief executive officer effective as of January 1, 2013, after entering into an employment agreement with him on December 10, 2012. The agreement was for a one-year term and automatically renews for one-year periods unless either party gives notice of non-renewal at least 180 days prior to the next renewal date or unless the agreement is sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed by the company for an additional one-year term on December 31, 2016. The company is required to pay Mr. Smith a base salary of $900,000, with annual review for increase by the board or a duly authorized committee. Mr. Smith's base salary was maintained at $1,000,000 for 2016. Mr. Smith is entitled to an annual target bonus opportunity of 150% of base salary with the ability to earn up to 300% of base salary based on the performance of the company and at the discretion of the board or a duly authorized committee. The agreement also provides for benefits commensurate with Mr. Smith's position on a basis at least as favorable as other senior level executives of the company. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Smith:  If Mr. Smith resigns without good reason as described below, he would receive all base salary accrued through the date of termination and the vested portion of any deferred compensation or other benefit plan, and only vested options would be exercisable for a period of six months after termination.

  •
  Termination without cause by the company or with good reason by Mr. Smith:  Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination and pro rata earned bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of his sign-on option award and all other option awards, which will remain exercisable for one year after termination, and all of his sign-on RSU award and his outstanding PSU awards will vest and be settled when they would have vested and settled had he remained employed with the company through the term of those RSUs and PSUs, and reimbursement of the company's portion of health insurance premiums for a period of up to 18 months after the date of termination.

  •
  Termination without cause by the company or with good reason by Mr. Smith in connection with, or within two years after, a change in control:  Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to three times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of his sign-on option award, which will remain exercisable for one year after the termination, and all of his sign-on RSU award will vest and be settled when it would have vested and settled had he remained employed with the company through the terms of those RSUs, his outstanding PSU awards will vest on an accelerated basis and be settled at target on the vesting date, and reimbursement of the company's portion of health insurance premiums for a period of up to 18 months after the date of termination.

  •
  Termination with cause:  Upon any such termination, Mr. Smith would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and other payments payable under applicable benefit plans, and all stock options and other unvested equity awards would be forfeited on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Smith (or his estate) would receive all base salary accrued through the effective date of the termination and pro rata earned bonus for the year in which termination occurs, and only vested options would be exercisable for a period of 12 months after termination.

        Following termination of employment, Mr. Smith will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or employees for a period equal to the longer of one year or the number of years in respect of which his is paid base salary on termination, although receipt of any payment described above has not been conditioned on fulfillment of these covenants.

        Jonathan N. Rubin.    In connection with his appointment as the company's chief financial officer, the company entered into an employment agreement with Mr. Rubin on August 11, 2008. The agreement provided for an initial one-year term beginning on September 8, 2008, the date on which he began serving as the chief financial officer, which was automatically renewed for successive one year terms unless either party provided notice of non-renewal at least 180 days prior to the end of any then-existing term. The company is required to pay Mr. Rubin a base salary of $400,000 per year, with annual review for increase by the company. His salary was increased by 4% to $540,800 on April 1, 2016. Mr. Rubin was entitled to an annual target bonus opportunity of 75% of his base salary in 2016. His target bonus opportunity was increased to 85% of base salary for 2017. Mr. Rubin is also entitled to benefits and participation in other compensation plans, including annual incentive and long-term incentive plans, on a basis at least as favorable as other similarly situated senior level executives of the company. The agreement was amended most recently on October 26, 2015 when the company and Mr. Rubin agreed that he would remain with the company despite his earlier decision to terminate his employment without cause in connection with the relocation of the company's headquarters from Avon, Connecticut to Scottsdale, Arizona and on May 10, 2016 when Mr. Rubin agreed to remove from the agreement a provision giving him the right to receive a gross-up payment if he is liable for any excise tax in connection with any change of control payments which may be made to him. The agreement provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Rubin:  If Mr. Rubin resigns without good reason as described below, he would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans. If Mr. Rubin's resignation is due to "retirement" and he does not become a full-time employee with another employer, his unvested stock options and his outstanding RSUs and PSUs will continue to vest in accordance with the terms of those awards as if he were still employed.

  •
  Termination without cause by the company:  Upon any such termination, Mr. Rubin would receive all base salary and paid time off accrued through the date of termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options, PSU and RSU awards, and the continued payment of his base salary for a period of twelve months after the date of termination. Also, the company may in its discretion pay him a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of financial targets established by the board in the ICP. The agreement is considered terminated without cause by the company if, among other things, Mr. Rubin's position is relocated or there is a material reduction in his base salary, or if the company provides notice of non-renewal of a then-existing term of the agreement.

  •
  Termination without cause by the company or with good reason by Mr. Rubin in connection with, or within two years after, a change in control:  Upon any such termination, Mr. Rubin would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary plus target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation or other benefit plan, including vested stock options, PSU and RSU awards.

    Under the employment agreement, good reason for termination by Mr. Rubin for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation.

  •
  Termination with cause:  Upon any such termination, Mr. Rubin would receive all base salary accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and all unvested equity awards would be forfeited on the date of termination.

  •
  Termination for death or disability:  Upon any such termination, Mr. Rubin (or his estate) would receive all base salary and paid time off accrued through the date of termination, any other amounts earned but not yet paid as of the date of termination and any other payments payable under applicable benefit plans, and only vested options would be exercisable for a limited time after termination. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, conditioned on the satisfaction of company financial hurdles established by the board in the ICP.

        Following his termination under any circumstances, Mr. Rubin will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of 12 months from the date of his termination.

        Sam K. Srivastava.    Under the employment agreement between Mr. Srivastava and the company, dated September 18, 2013, Mr. Srivastava serves as chief executive officer of Magellan Healthcare. The agreement was for a one-year term ending on September 22, 2014, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered termination without cause. The agreement was automatically renewed as of September 23, 2016. The company will pay Mr. Srivastava a base salary of $485,000 per year, with annual review for increase. Mr. Srivastava's base salary for 2016 was increased by 2% to $612,000 on April 1, 2016. Mr. Srivastava was entitled to an annual target bonus opportunity of 75% of base salary in 2016. His target bonus opportunity was increased to 80% of base salary for 2017. The agreement provides for benefits commensurate with Mr. Srivastava's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Srivastava:  If Mr. Srivastava resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards.

  •
  Termination without cause by the company or for good reason by Mr. Srivastava:  Upon any such termination, Mr. Srivastava would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to twelve months of base salary, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option, PSU and RSU awards. Under the employment agreement, good reason for termination by Mr. Srivastava for these purposes includes a relocation of his reporting office, a material diminution of his duties and responsibilities, his no longer reporting to the chief executive officer, or a material reduction of his base salary to an amount less than the initial base salary set forth in his employment agreement.

  •
  Termination without cause by the company or for good reason by Mr. Srivastava in connection with or within two years after a change in control:  Upon any such termination, Mr. Srivastava would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of his base salary plus target bonus payable in a single installment immediately after termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option and RSU awards. Mr. Srivastava's outstanding PSU awards will vest on an accelerated basis at target. Under the employment agreement, good reason for termination by Mr. Srivastava for these purposes includes a relocation of his reporting office, a material diminution of his duties and responsibilities, or a material reduction of his base salary.

  •
  Termination with cause:  Upon any such termination, Mr. Srivastava would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Srivastava (or his estate) would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, subject to achievement of applicable company financial performance targets.

        Following his termination under any circumstances, Mr. Srivastava will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Mostafa M. Kamal.    The company entered into an employment agreement with Mr. Kamal dated June 29, 2015, when he was promoted to serve as chief executive officer of Magellan Rx Management. The agreement is for a one-year term ending on July 1, 2016, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered termination without cause. The agreement was automatically renewed as of July 1, 2016. The company will pay Mr. Kamal a base salary of $400,000 per year, with annual review for increase. Mr. Kamal's base salary for 2016 was increased by 4% to $416,000 on April 1, 2016. Mr. Kamal was entitled to an annual target bonus opportunity of 60% of base salary in 2016. His target bonus opportunity was increased to 80% of base salary for 2017. The agreement provides for benefits commensurate with Mr. Kamal's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Kamal:  If Mr. Kamal resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards.

  •
  Termination without cause by the company:  Upon any such termination, Mr. Kamal would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to twelve months of base salary, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option, PSU and RSU awards. Under the employment agreement, termination will be considered without cause if he terminates his employment within 18 months following the company's notice of intent not to renew the agreement, his position will be relocated to an office more than 50 miles away from his prior location, a material reduction in his base salary to an amount less than the initial base salary set forth in his employment agreement, and the company fails to correct any such situation.

  •
  Termination without cause by the company or for good reason by Mr. Kamal in connection with or within two years after a change in control:  Upon any such termination, Mr. Kamal would be entitled to receive all base salary and paid time off accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of his base salary plus target bonus payable in a single installment immediately after termination, and any other payments payable under applicable benefit plans, the vested portion of any retirement, deferred compensation, or other benefit plan, including vested stock option, PSU and RSU awards. Mr. Kamal's outstanding PSU awards will vest on an accelerated basis at target. Under the employment agreement, good reason for termination by Mr. Kamal for these purposes includes a relocation of his reporting office by more than 50 miles, a material diminution of his duties and responsibilities, a material reduction of his base salary unless such reduction is comparable to a reduction that takes places for all other company employees of comparable rank or a material reduction in his target bonus opportunity.

  •
  Termination with cause:  Upon any such termination, Mr. Kamal would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Kamal (or his estate) would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards. Also, the company may in its discretion pay him (or his estate) a pro rata portion of any bonus that he would have earned had he been employed for the full calendar year, subject to achievement of applicable company financial performance targets.

        Following his termination under any circumstances, Mr. Kamal will be subject to a non-competition covenant and covenants prohibiting him from soliciting any company customers or soliciting or hiring employees for a period of one year following his termination or any longer period for which he continues to receive base salary or in respect of which base salary is paid in a lump sum.

        Daniel N. Gregoire.    Under the employment agreement between Mr. Gregoire and the company, effective January 24, 2005, Mr. Gregoire serves as executive vice president, general counsel and secretary of the company. The agreement was for a one-year term ending on December 31, 2005, with automatic renewals for additional one-year terms, unless sooner terminated as provided in the agreement. Any failure to renew the agreement by the company is considered a termination without cause. The agreement was automatically renewed as of January 1, 2017. The company will pay Mr. Gregoire a base salary of $325,000 per year, with annual review for increase by the board or a duly authorized committee thereof. His base salary was increased by 3% to $473,800 on April 1, 2016. Mr. Gregoire was entitled to an annual target bonus opportunity of 50% of base salary in 2016. His target bonus opportunity was increased to 65% of base salary for 2017. The agreement provides for benefits commensurate with Mr. Gregoire's position. The agreement also provides for severance payments upon termination as follows:

  •
  Termination due to resignation by Mr. Gregoire:  If Mr. Gregoire resigns without good reason as described below, he would receive all base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock option, PSU and RSU awards.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination, if termination occurs after June 30, pro rata target bonus for the year in which termination occurs, severance equal to the sum of base salary plus target bonus payable in a single cash installment immediately after termination, any other amounts accrued and unpaid as of the date of termination and any other payments payable under applicable benefit plans, including the company's deferred compensation plan and his stock options, PSU and RSU awards. Under the employment agreement, good reason for termination by Mr. Gregoire includes a reduction in his base salary, a material diminution in his duties and authorities, a change in reporting responsibility, or a relocation.

  •
  Termination without cause by the company or for good reason by Mr. Gregoire in connection with or within two years after a change in control:  Upon any such termination, Mr. Gregoire would receive all base salary accrued through the date of termination and pro rata target bonus for the year in which termination occurs, severance equal to two times the sum of base salary and target bonus payable in a single cash installment immediately after termination, accelerated vesting of all outstanding equity awards not yet vested, the company portion of COBRA benefits for eighteen months after termination and any other amounts accrued and unpaid as of the date of termination. Mr. Gregoire's outstanding PSU awards will vest on an accelerated basis. Under the employment agreement, good reason for termination by Mr. Gregoire for these purposes includes a material reduction in his salary (unless the reduction is comparable in degree to reductions taking place for all other employees of comparable rank) or his bonus opportunity, a material diminution in his duties or responsibilities or a relocation.

  •
  Termination with cause:  Upon any such termination, Mr. Gregoire would receive base salary accrued through the date of termination, accrued paid time off and the vested portion of his account under the company's deferred compensation and other benefit plans, including stock options, PSU and RSU awards.

  •
  Termination for death or disability:  Upon any such termination, Mr. Gregoire (or his estate) would receive all base salary and accrued paid time off through the date of termination and the vested portion of any retirement, deferred compensation or other benefit plan, including stock option, PSU or RSU awards. In addition, the company may pay Mr. Gregoire a pro rata portion of any bonus for any bonus plan in which he participates in the year of termination, subject to achievement of applicable company financial performance targets.

        In addition, if any of the payments or benefits received by Mr. Gregoire in connection with a change of control or termination of employment is subject to excise tax under Section 4999 of the IRC, then the company is required to pay Mr. Gregoire an additional gross-up amount such that the net amount retained by him after the payment of the excise tax and any income and excise tax due on such additional amount will equal the amount to which he was entitled before the imposition of such income and excise tax on him. The company estimates that Mr. Gregoire would not have received a gross-up payment with respect to excise tax under Section 4999 if his employment had terminated on December 31, 2016.

Estimated Benefits Upon Various Termination Scenarios

        The following table summarizes the payments and other benefits payable to the company's Named Executive Officers, assuming a termination of employment or a change in control of the company as of December 31, 2016. The figures which appear in the table are based on the provisions of the employment agreements summarized above and applicable award agreements.

 Estimated Benefits

Name	Without Cause/ For Good Reason		Change in Control	Death / Disability
	($)		($)	($)
Mr. Smith
Cash Payments	5,000,000		7,500,000	—
Bonus	1,500,000		1,500,000	1,500,000
Insurance Benefits	19,494		19,494	—
Acceleration of Options	3,979,795	(1)	3,979,795	—
Acceleration of RSUs	1,144,176	(1)	1,144,176	—
Acceleration of PSUs	2,868,154	(1)	2,868,154	—

Total	14,511,619		17,011,619	1,500,000
Mr. Rubin
Cash Payments	540,800		1,892,800	—
Bonus	405,600		405,600	405,600
Insurance Benefits	13,708		20,562	—
Acceleration of Options	—	(2)	1,610,634	—
Acceleration of RSUs	—	(2)	767,475	—
Acceleration of PSUs	—	(2)	501,165	—

Total	960,108		5,198,236	405,600
Mr. Srivastava
Cash Payments	612,000		2,142,000	—
Bonus	459,000		459,000	459,000
Insurance Benefits	13,708		20,562	—
Acceleration of Options	—		1,128,069	—
Acceleration of RSUs	—		100,685	—
Acceleration of PSUs	—		888,101	—

Total	1,084,708		4,738,416	459,000
Mr. Kamal
Cash Payments	416,000		1,331,200	—
Bonus	249,600		249,600	249,600
Insurance Benefits	5,293		7,940	—
Acceleration of Options	—		765,138	—
Acceleration of RSUs	—		37,174	—
Acceleration of PSUs	—		415,230	—

Total	670,893		2,806,282	249,600
Mr. Gregoire
Cash Payments	473,800		1,421,400	236,900
Bonus	236,900		236,900	—
Insurance Benefits	9,427		14,141	—
Acceleration of Options	—		616,982	—
Acceleration of RSUs	—		244,487	—
Acceleration of PSUs	—		433,967	—

Total	720,127		2,967,877	236,900

(1)
Mr. Smith's agreement provides that his sign-on option award will accelerate and his other option, RSU and PSU awards will continue to vest and will be settled when originally provided.

(2)
In the event of Mr. Rubin's retirement under certain circumstances, outstanding and unvested stock options, RSUs and PSUs will continue to vest as if he was still employed.

  Change in Control Definitions

        Under Mr. Smith's employment agreement, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 30% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date the agreement was entered into or whose election or nomination was supported by two-thirds of the incumbent directors, (iii) the company adopts a plan of liquidation providing for the distribution of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company combines with another company and is the surviving corporation but the existing shareholders own 50% or less of the voting interests in the combined company. For purposes of the employment agreements for Messrs. Rubin, Srivastava, Kamal and Gregoire, a "change in control" will occur if (i) any person or group becomes the beneficial owner of 51% or more of the company's voting stock, (ii) a majority of the members of the board no longer consist of individuals serving on the date of their employment agreement amendments or whose election or nomination was supported by a majority of the incumbent directors, (iii) the company's board and, if required, the shareholders approve the dissolution of the company or a plan of liquidation or comparable plan providing for the disposition of all or substantially all of the company's assets, (iv) all or substantially all of the assets of the company are disposed of through a merger, consolidation, share exchange, reorganization or other transaction unless the existing shareholders continue to own a majority of the voting interests in the entity that succeeds to the company's business, or (v) the company merges or combines with another company and the existing shareholders own 50% or less of the voting interests in the successor company.

Report of Audit Committee

        The primary function of the Audit Committee is to assist the board of directors in fulfilling its financial oversight responsibility by reviewing the company's financial statements, the other financial information that is proposed to be provided to the shareholders, the periodic financial reports filed with the SEC, the system of internal controls which management and the board of directors have established and the audit process. The committee operates pursuant to a written charter, a copy of which is available on the Corporate Governance section of the company's website at MagellanHealth.com. As set forth in the charter, management of the company is responsible for the preparation, presentation and integrity of the company's financial statements and for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the company's financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and on the company's internal controls over financial reporting. The independent auditors are accountable to the board and the Audit Committee. The Audit Committee has the authority and responsibility to retain and terminate the company's independent auditors.

        In performance of this oversight function, the committee has reviewed and discussed the audited financial statements with management and the independent auditors. The committee has also discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16, Communications with Audit Committees, as currently in effect. The committee has also received from the independent auditors the written disclosures regarding the auditors' independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors the independent auditors' independence.

        The members of the Audit Committee are advised by the independent auditors. The independent auditors are experts in the fields of accounting and auditing, including in respect of auditor independence. Members of the committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, management is solely responsible for maintaining appropriate accounting and financial reporting principles and policies and internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the company's financial statements has been carried out in accordance with generally accepted auditing standards or that the company's auditors are in fact "independent."

        Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the committee referred to above and in the charter, the committee recommended to the board that the audited financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission.

The Audit Committee
Michael S. Diament (Chair) John O. Agwunobi, M.D. G. Scott MacKenzie

        The information set forth above under the headings "Report of Management Compensation Committee" and "Report of Audit Committee" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the filing specifically incorporates such information by reference therein.

PROPOSAL NUMBER TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (the "Exchange Act"), we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to Item 402 of SEC Regulation S-K. The vote does not cover the compensation paid to our directors or our policies for compensating employees as they relate to risk management. The text of the resolution in respect of Proposal Number Two is as follows:

  "RESOLVED, that the compensation paid to the company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED."

2016 Highlights

Business Results

  •
  During 2016, our revenues increased by 5.2%, from $4.597 million to $4.837 million.

  •
  For 2016, our net income grew by 147.9%, from $31.4 million to $77.9 million, and our segment profit grew by 9.5%, from $275.7 million to $301.8 million.

  •
  Earnings per share for 2016 grew by 166.1%, from $1.21 to $3.22.

Shareholder Value Creation

  •
  During the course of 2016, our stock price increased by 23%.

  •
  In 2016 we repurchased a total of 1.83 million shares at a cost of $106.8 million, or an average cost of $58.40 per share.

  •
  Since the inception of our share repurchase program in 2008, we have repurchased a total of 28.4 million shares at a cost of $1,375.2 million, or an average cost of $48.42.

  2016 Executive Compensation Program

  •
  Overall in 2016, 67% of our chief executive officer's total compensation was awarded in long-term incentives, and his total compensation was 87% performance-based.

  •
  For our annual bonus pool funding, we increased the weighting of the growth in the adjusted net income performance metric from 10% to 15%.

  •
  As part of our long-term equity incentive program, we granted performance-based restricted stock units ("PSUs") that are earned based on our total shareholder return over a three year performance period relative to a group of peer companies. For our grants made in 2016, PSUs made up 50% of the targeted award value of our Named Executive Officers' equity compensation.

  Executive Compensation Policies and Practices

  •
  Require double trigger acceleration of vesting of equity in the event of a change in control.

  •
  Measure performance in our long-term incentive program using relative total shareholder return over a three-year performance period—which made up 50% of the equity award values in 2016.

  •
  Regularly monitor share utilization relative to historic standards and versus our industry peers.

  •
  Conduct competitive benchmarking of compensation with an independent consultant.

  •
  Maintain robust stock ownership requirements.

  •
  Conduct an annual assessment of risk in our compensation programs and mitigate any inappropriate risk.

  •
  Prohibit re-pricing of underwater stock options and granting of reload options.

  •
  Currently prohibit excise tax gross-ups in the event of a change in control.

  •
  Require a minimum vesting period of one year for equity grants; our outstanding grants have a three-year vesting requirement.

  •
  Adopted a specific clawback policy in 2016 for the recovery of any performance-based compensation in the event of a material financial restatement or conduct injurious to the company.

        As described in detail above under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, retain and reward our executive officers in order to deliver value to our shareholders. The executive compensation programs are designed and administered by our Management Compensation Committee (the "committee"), which consists of three independent directors, with advice and support from independent compensation consultants. Our compensation programs have been developed using the following principles:

  •
  Our compensation programs are designed to reward performance on an individual level within the executive's area of responsibility and the performance of the company as a whole.

  •
  We use comparable company compensation data to set the base salary compensation of our executive officers at levels near the median paid by comparable companies in order to recruit and retain appropriate executive talent, and to set incentive compensation at levels that are above median where performance is correspondingly above median.

  •
  Our compensation programs are designed to support achievement of both the short-term and long-term financial, operating and other goals of the company.

  •
  Our compensation programs balance the need to incent and reward short-term results with the need to build long-term value for our shareholders.

        Under our 2016 Incentive Compensation Plan ("ICP"), bonuses for 2016 were weighted 85% to achievement of annual segment profit targets for the company and the relevant business unit and 15% to achievement of annual growth of company-wide adjusted net income for 2016. The ICP is designed to reward our Named Executive Officers for achieving our strategy of growing our increasingly diversified business segments.

        In 2016 our long-term equity incentive awards were granted 50% in the form of stock options and 50% in the form of performance-based restricted stock units ("PSUs"), under which the actual number of shares earned depends on the company's total shareholder return as compared to the return generated by the group of companies included in the S&P Health Care Services Industry Index over a three-year performance period. This mix of awards increases the performance focus of our long-term equity incentive program.

        We are recommending that shareholders vote for approval of the compensation to our Named Executive Officers for 2016. In deciding how to vote on this proposal, we encourage you to read the Compensation Discussion and Analysis and review the compensation tables. We have made several key enhancements to our compensation programs as described above to continue to directly link our executives' compensation to performance as measured by achievement of the company's growth and alignment with the long-term interests of our shareholders. In 2016, we achieved above target segment profit performance and double-digit growth in adjusted net income over 2015, while our stock price increased. We believe our compensation programs appropriately demonstrate the link between performance, long-term value creation and our executives' compensation.

        The affirmative vote of the holders of a majority of the votes that are present in person or represented by proxy at the annual meeting and entitled to vote on the matter is required to approve Proposal Number Two.

        The shareholder vote on Proposal Number Two is advisory and therefore not binding on the company and the committee. However, our board of directors and the committee value the opinions of our shareholders, and the committee will review and consider the voting results when acting on our executive compensation programs in the future. The next shareholder vote on executive compensation will be in connection with the 2018 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
"FOR" PROPOSAL NUMBER TWO

PROPOSAL NUMBER THREE

APPROVAL OF THE AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO DECLASSIFY THE BOARD OF
DIRECTORS AND TO DELETE CERTAIN OBSOLETE PROVISIONS

        The board is recommending and is seeking stockholder approval for amendments to the company's amended and restated certificate of incorporation that would "declassify" the board of directors as described below and would remove a number of obsolete provisions relating primarily to a class of capital stock that is no longer outstanding or issuable.

Background

        Article Sixth of our amended and restated certificate of incorporation currently divides our directors into three classes of directors, with directors of each class serving three-year terms, and only one class of directors being elected at each annual meeting of stockholders, creating a staggered or "classified" board structure. The company previously structured the board in this way in order to provide stability in the composition of the board and to encourage a long-term outlook by the board in formulating and implementing our business plan. A classified board also has the effect of protecting against hostile takeover tactics and proxy contests because it makes it difficult to gain control of the board without the cooperation of the incumbent directors. On the other hand, subjecting all directors to annual election is perceived as increasing the accountability of directors to stockholders, as the elections provide stockholders with the opportunity to register their views at each annual meeting about the entire board. Many institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance and hold management accountable. Some investors support declassification because it removes an anti-takeover defense by the board of directors that stockholders prefer to have in their own hands.

        The board has evaluated the merits of a declassified board structure in light of the company's continuing commitment to accountability and high standards of corporate governance, and determined that the annual election of all directors is in the best interests of the company's stockholders. The board unanimously adopted resolutions approving and declaring advisable Proposal Number Three and recommends it to stockholders for approval.

Summary of Declassification Amendment

        Under the proposed amendment, the board would be gradually declassified. Directors elected prior to the 2017 annual meeting have been elected to serve and are expected to complete their three-year terms. Directors elected at the 2017 annual meeting will be elected for three year terms, whether or not Proposal Number Three is approved, and those three-year terms will continue unchanged. Beginning with the 2018 annual meeting and in each following year, directors whose terms expire will be elected to one-year terms. The board would thus become fully declassified at the 2020 annual meeting, permitting stockholders to vote annually for all directors at and after the 2020 annual meeting.

        During the transition to a fully declassified board, in the event of a director's death, resignation or removal, his or her successor would be appointed to serve such director's remaining term. Any director appointed to fill a newly created board seat would serve a term expiring at the next annual meeting.

        If Proposal Number Three is not approved by the stockholders, then the company will continue to have a classified board as currently structured, and directors will, in general, continue to be elected for three-year terms when their current terms expire.

Other Amendments

        As part of approving the certificate of incorporation amendments in Proposal Number Three, various provisions currently existing in the certificate of incorporation will be deleted that relate to the rights of, and transactions involving, our Multiple and Variable Vote Restricted Convertible Common Stock ("Multi-Vote Common Stock"). The Multi-Vote Common Stock was issued to and held by an institutional investor which facilitated the company's 2003 reorganization. However, the Multi-Vote Common Stock was converted into shares of our Ordinary Common Stock in 2005 and, as a result, the provisions regarding the Multi-Vote Common Stock no longer have any application. As these provisions are no longer relevant or applicable and create the potential for confusion, the board believes it is in the best interests of stockholders to make these and other non-substantive changes to the company's certificate of incorporation.

        If this proposal is approved, the company intends to file a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, reflecting the declassification of the board and removal of obsolete provisions, and intends to make conforming changes to the company's bylaws. This description of the proposed amendment to the company's amended and restated certificate of incorporation is qualified in its entirety by reference to, and should be read in conjunction with, the full text, as proposed to be amended, attached as Appendix A.

Required Vote of Stockholders

        The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the annual meeting is required to approve Proposal Number Three. Abstentions and broker non-votes will have the same effect as votes "AGAINST" the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL
NUMBER THREE

PROPOSAL NUMBER FOUR

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

        Following the recommendation of our Audit Committee, our board of directors has appointed, and recommends shareholder ratification of the appointment of, Ernst & Young LLP as our independent auditor for the fiscal year 2017. Representatives of Ernst & Young LLP will be present at the meeting to respond to appropriate questions and to make such statements as they may desire.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL
NUMBER FOUR

Audit, Audit-Related, Tax and Other Fees and Approval of Audit and Non-Audit Services

        Ernst & Young LLP was our independent auditor for the year ending December 31, 2016, and has been selected by our Audit Committee to be our independent auditor for the year ending December 31, 2017. Under the Audit Committee's policy, all audit, audit-related, tax and all other services must be pre-approved by the Audit Committee. The policy does not provide for a de minimus exception to the pre-approval requirements. Accordingly, all of the 2016 fees described below were pre-approved by the full Audit Committee.

2016 and 2015 Audit, Audit-Related, Tax and Other Fees

        The table below sets forth the total fees and expenses billed and expected to be billed by Ernst & Young for audit, audit-related, tax and other services during 2016 and 2015.

 Audit, Audit-Related, Tax and Other Fees

	2016 Actual Fees	2015 Actual Fees
Audit Fees(1)	$3,828,691	$3,049,100
Audit-Related Fees(2)	$746,242	$866,803
Tax Fees	$69,607	$105,770
Other Fees	—	—

Total Fees(3)	$4,644,540	$4,021,673

(1)
Includes fees and expenses related to the fiscal year audit and quarterly reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.

(2)
Includes fees related to employee benefit plans ($60,204), SSAE 16 reports ($520,131), IT related fees ($73,140) and acquisition-related due diligence ($92,767) in 2016.

(3)
Total fees include direct out-of-pocket expenses.

ADDITIONAL INFORMATION

Shareholder Proposals

        In order to be considered for inclusion in our proxy statement and form of proxy relating to the 2018 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act, a shareholder proposal must be received by our Secretary at our principal offices in Scottsdale, Arizona, on or before December 12, 2017. A shareholder proposal submitted for inclusion in our proxy statement and form of proxy must also comply with the other requirements set forth in SEC Rule 14a-8. Any shareholder proposal to be presented at the 2018 annual meeting of shareholders that is not submitted in accordance with Rule 14a-8 will be untimely unless it is received by our Secretary at least 90 days prior to the anniversary of the 2017 annual meeting of shareholders (February 23, 2018) and may not be presented for a vote unless it is also otherwise in compliance with the requirements set forth in our by-laws.

Solicitation

        All costs and expenses associated with soliciting proxies will be borne by the company. In addition to the use of the mails, proxies may be solicited by the directors, officers and our employees by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of our common stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained MacKenzie Partners, Inc., a proxy-soliciting firm, to assist in the solicitation of proxies and will pay that firm a fee of $12,500 plus reimbursement for out-of-pocket expenses. The company will bear the total amount of those fees and expenses. The company's engagement of MacKenzie Partners, Inc. provides for the solicitation of institutions, money managers and other professional investors and individual investors, and strategic advice on proxy solicitation matters.

OTHER MATTERS

        As of the date of this proxy statement, the board of directors is not aware of any other business or matters to be presented for consideration at the meeting other than as set forth in the notice of meeting attached to this proxy statement. However, if any other business shall come before the meeting or any adjournment or postponement thereof and is to be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

REQUESTS FOR MORE INFORMATION

        Certain information referred herein is incorporated by reference to portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. We will provide without charge to each beneficial holder of our common stock on the record date, upon the written or oral request of any such person, a copy of our Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2016, as filed with the Securities and Exchange Commission. We will also provide to any person without charge, upon request, a copy of our Code of Ethics for Directors, Code of Ethics for Covered Officers and Code of Conduct for all employees. Any such requests should be made in writing or by telephone to the Investor Relations Department, Magellan Health, Inc., 4800 N. Scottsdale Road, Suite 4400, Scottsdale, Arizona 85251, tel. (877) 645-6464. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (without exhibits), Code of Ethics for Directors, Code of Ethics for Covered Officers, Code of Conduct, and other Securities and Exchange Commission filings are also available on our website at MagellanHealth.com. We intend to disclose future amendments to the provisions of the codes of ethics and handbook and material waivers from such codes of ethics and handbook, if any, made with respect to any of our directors and executive officers on our website.

APPENDIX A
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MAGELLAN HEALTH, INC.

        1.     The name of the Corporation is Magellan Health, Inc. (the "Corporation"). The name under which the Corporation was originally incorporated was Charter Medical Corporation. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 11, 1969 (the "Original Certificate of Incorporation").

        The Corporation filed an Amended and Restated Certificate of Incorporation on January 5, 2004 to amend and restate the Original Certificate of Incorporation, as amended, which was duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the "DGCL"), to put into effect and carry out a plan of reorganization. The Corporation filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware on June 4, 2014 to change the Corporation's name from Magellan Health Services, Inc. to Magellan Health, Inc. pursuant to Section 253(b) of the DGCL.

        2.     This Second Amended and Restated Certificate of Incorporation, which restates, integrates, and further amends the certificate of incorporation of the Corporation as heretofore amended and restated, has been adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the requisite vote of the stockholders of the Corporation.

        3.     The date of filing of this Second Amended and Restated Certificate of Incorporation is [    •    ], 2017.

        4.     The text of the certificate of incorporation of the Corporation as amended and restated by this Second Amended and Restated Certificate of Incorporation reads in its entirety as follows:

        ARTICLE FIRST:    Name.    The name of the Corporation is Magellan Health, Inc.

        ARTICLE SECOND:    Registered Office.    The location and post office address of its registered office in this State is Corporation Service Company, 2711 Centerville Road, County of New Castle, Wilmington, Delaware 19808.

        ARTICLE THIRD:    Purposes.    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

        ARTICLE FOURTH:    Duration.    The term of its existence is perpetual.

        ARTICLE FIFTH:    Authorized Stock.

        Part A:    Authorized Number of Shares.    The total number of shares of capital stock that the Corporation shall have the authority to issue is 110,000,000 shares, consisting of: (i) 100,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (ii) 10,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

        Part B:    Powers, Privileges and Rights of the Common Stock.    All shares of Common Stock will be identical in all respects and will entitle the holders thereof to the same powers, privileges and rights, except as otherwise provided by law or any other provision of the Corporation's certificate of incorporation from time to time in effect.

          Section 1.    Voting Powers.    Except as otherwise provided by law, by Part C of this article or by any other provision of the Corporation's certificate of incorporation from time to time in effect, the holders of shares of Common Stock shall have the sole power to vote on all matters on which stockholders of the Corporation may vote (or to consent in lieu of a vote at a meeting) and if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock, such holders shall vote together with the holders of the Common Stock as though a single class.

            (a)   Holders of Common Stock shall have one vote per share on all matters on which such holders are entitled to vote.

            (b)   With respect to the election of directors of the Corporation by the stockholders, all directors of the Corporation shall be elected by vote of the holders of the Common Stock, except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth hereof with respect to a director as to whose election the holders of such series of Preferred Stock are entitled to vote. Except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth with respect to a director as to whose election the holders of such series of Preferred Stock are entitled to vote, in any election of directors of the Corporation by the stockholders, the individual receiving the highest number of votes in favor of his or her election from the stockholders entitled to vote thereon shall be elected.

        Part C:    Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series, each such series having such powers, preferences and rights, and the qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby granted to the Board of Directors of the Corporation to issue from time to time shares of the Preferred Stock in one or more series, each such series to include such number of shares and to have such powers, preferences and rights as are stated and expressed in a resolution or resolutions adopted by the Board of Directors of the Corporation and filed as required by the DGCL before such issuance and determining and fixing such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights of such series of Preferred Stock, and the qualifications, limitations or restrictions thereof (including without limitation, dividend rights, special voting rights or powers, conversion rights, redemption privileges and liquidation preferences), as shall in the discretion of the Board of Directors of the Corporation be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Any shares of Preferred Stock which may be redeemed, repurchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

        Part D:    Uncertificated Shares.    Any or all classes and series of stock of the Corporation, or any part thereof, may be represented by uncertificated stock to the extent permitted by the DGCL. The rights and obligations of the holders of stock represented by certificates and the rights and obligations of the holders of uncertificated stock of the same class and series shall be identical.

        ARTICLE SIXTH:    Management of the Corporation's Business and Affairs

        Part A:    The Board of Directors.    The business and affairs of the Corporation shall be managed by or under the authority of the Board of Directors of the Corporation, which shall be constituted and act in accordance with law and the provisions of the certificate of incorporation and bylaws of the Corporation.

          Section 1.    Number of Members and Allocation to Classes.    The number of members of the Board of Directors shall be as provided by the Bylaws. Prior to the 2018 annual meeting of stockholders, the Board of Directors shall be and is divided into three classes, designated as Class 1, Class 2 and Class 3. Each director elected prior to the 2018 annual meeting of stockholders shall serve the full three-year term to which such director was elected. Following the expiration of the terms of (a) the Class 2 directors at the 2018 annual meeting of stockholders,

  (b) the Class 3 directors at the 2019 annual meeting of stockholders and (c) the Class 1 directors at the 2020 annual meeting of stockholders, the directors whose terms expire at each such meeting shall be elected for a term of one year, expiring at the earlier of (i) the succeeding annual meeting of stockholders or (ii) the election and qualification of such director's successor or upon his or her death, incapacity, resignation or removal; provided, however, that any director elected exclusively by the holders of one or more series of Preferred Stock shall have such term of office as shall be provided in the resolution or resolutions fixing and determining the designation, powers, preferences and rights of such series of Preferred Stock in effect as provided by Part C of Article Fifth hereof. Each director selected as a successor to a director in office shall have the remaining term of office of the director he or she succeeded, except that, if such successor director is elected at an annual meeting of stockholders at which the term of the director succeeded by such successor director expired, such term shall extend until the succeeding annual meeting of stockholders.

          Section 2.    Selection and Removal of Directors.    Whenever a director is to be elected by the stockholders, such director shall be elected by the vote of the stockholders otherwise provided by law and the certificate of incorporation and bylaws of the Corporation. Election of directors need not be by ballot. Except as otherwise provided in the resolution or resolutions fixing and determining the powers, privileges and rights of a series of Preferred Stock in effect as provided by Part C of Article Fifth hereof with respect to the vote of the holders of such series on the removal of a director as to whose election the holders of such series were entitled to vote, any director may be removed from office with or without Cause (as hereinafter defined) by the affirmative vote of the holders of Common Stock entitled to cast a majority of the votes which all holders of Common Stock are entitled to cast at the meeting held to vote on removal of such director (or by such written consent in lieu of a meeting of holders of Common Stock as provided for such action by law and the certificate of incorporation and bylaws of the Corporation). For purposes hereof, "Cause" for the removal of a director shall mean conviction of a felony, any act of dishonesty in respect of the Corporation or a breach of fiduciary duty to the Corporation.

        Part B:    Director Liability.    A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this part nor the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this part shall eliminate or reduce the effect of this part in respect of any matter occurring, or any cause of action, suit or claim that, but for this part, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        Part C:    Indemnification of Directors, Officers, Employees and Agents.    To the fullest extent permitted by law from time to time in effect, the Corporation shall indemnify persons who serve as its directors or officers and shall advance to them expenses incurred in defending or responding to claims, actions, investigations, inquiries and other proceedings and may, by provisions in its bylaws, by contract and by any other means permitted by law, establish reasonable procedures for the making of such indemnification and advancement of expenses and may further obligate itself to provide indemnification or to advance expenses to such persons and may purchase insurance with respect to liabilities imposed on its directors and officers and set apart funds to provide for the payment thereof. Neither amendment nor repeal of this part nor the adoption of any provision of the certificate of incorporation of the Corporation inconsistent with this part shall eliminate or reduce the effect of this part in respect of any matter occurring, or any cause of action, suit or claim that, but for this part, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        ARTICLE SEVENTH:    By-Laws:    In furtherance and not in limitation of the powers conferred by law and subject to any limitations contained in the certificate of incorporation of the Corporation, the by-laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any by-laws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon;

        ARTICLE EIGHTH:    Amendment of the Certificate of Incorporation.

          (a)   The certificate of incorporation of the Corporation may be amended, modified or repealed and new provisions adopted as permitted by law and this Second Amended and Restated Certificate of Incorporation, including the affirmative vote of any class or series of capital stock of the Corporation, voting as though a separate class, required by law for any amendment which adversely affects the powers, privileges or rights of such class or series of stock as provided hereby.

          (b)   Any powers, privileges or rights granted pursuant hereto are subject to alteration, amendment or repeal as provided herein.

        ARTICLE NINTH:    DGCL Section 203.    The Corporation elects not to be governed by Section 203 of the DGCL.

        ARTICLE TENTH    Effective Time.    This Second Amended and Restated Certificate of Incorporation shall become effective, in accordance with the DGCL, upon filing with the office of the Secretary of State of the State of Delaware (the date of such effectiveness, the "Effective Date").

        IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has duly executed this Second Amended and Restated Certificate of Incorporation on this [    •    ] day of [    •    ], 2017.

Name:	[•]
Title:	[•]

PROXY	MAGELLAN HEALTH, INC.	PROXY

PROXY FOR 2017 ANNUAL MEETING OF SHAREHOLDERS

ON MAY 24, 2017

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Barry M. Smith, Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of common stock of Magellan Health, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2017 Annual Meeting of Shareholders to be held at Magellan Offices, G-2 Auditorium Level, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251, on May 24, 2017, at 7:30 a.m., local time, and at any adjournment or postponement thereof.

THE DIRECTORS RECOMMEND A VOTE “FOR” THE DIRECTORS IN ITEM 1 AND “FOR” ITEMS 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.                   Election of Directors:

☐ FOR ALL NOMINEES	Nominees for Terms Through 2020:

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ William J. McBride ☐ Perry G. Fine, M.D. ☐ John O. Agwunobi, M.D. ☐ G. Scott MacKenzie

☐ FOR ALL EXCEPT

Instructions: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here: ☒

2.                   To approve, by non-binding vote, the compensation of the named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                   To approve the company’s amended and restated certificate of incorporation to declassify the board of directors and to delete obsolete provisions.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.                   Ratification of Ernst & Young as independent auditors for fiscal year 2017.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.                   As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED “FOR” THE DIRECTORS IN ITEM 1 AND “FOR” ITEMS 2, 3 and 4.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 24, 2017.

The company’s proxy statement and form of proxy for its 2017 Annual Meeting of Shareholders, to be held at 7:30 a.m., local time, on May 24, 2017, at Magellan Offices, G-2 Auditorium Level, 4800 N. Scottsdale Road, Scottsdale, Arizona 85251 and its 2016 Annual Report to Shareholders, are available on the company’s website at http://ir.MagellanHealth.com/financials.cfm.

Please sign in the same form as name appears hereon.	Dated: , 2017
Executors and other fiduciaries should indicate their titles.
If signed on behalf of a corporation, give title of officer signing.

Signature of Stockholder(s)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS